EXHIBIT 99.3

CONSOLIDATED FINANCIAL STATEMENTS

Report of Independent Registered Public Accounting Firm
Consolidated Balance Sheet as of February 2, 2008
Consolidated Statements of Operations for the fiscal years ended February 2, 2008 and February 3, 2007
Consolidated Statements of Changes in Stockholders’ Equity for the fiscal years ended February 2, 2008 and February 3, 2007
Consolidated Statements of Cash Flows for the fiscal years ended February 2, 2008 and February 3, 2007
Notes to Consolidated Financial Statements

(All other items on this report are inapplicable)

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of

The Children’s Place Retail Stores, Inc.

Secaucus, New Jersey:

We have audited the accompanying consolidated balance sheet of The Children’s Place Retail Stores, Inc. and Subsidiaries (the “Company”) as of February 2, 2008 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the two fiscal years in the period ended February 2, 2008. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of The Children’s Place Retail Stores, Inc. and Subsidiaries at February 2, 2008, and the results of its operations and its cash flows for each of the two years in the period ended February 2, 2008, in conformity with accounting principles generally accepted in the United States.

As discussed in Note 11 to the consolidated financial statements, effective February 4, 2007 the Company adopted FASB Interpretation No. 48, Accounting for Uncertainty in Income Taxes—an Interpretation of FASB No. 109.

/s/BDO Seidman LLP

New York, NY

March 26, 2008, except for Note 2 which is as of July 31, 2008

THE CHILDREN’S PLACE RETAIL STORES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEET

 (In thousands, except shares issued, authorized and outstanding)

February 2,
2008
ASSETS
Current assets:
Cash and cash equivalents	$81,626
Accounts receivable	41,143
Inventories	196,606
Prepaid expenses and other current assets	67,589
Deferred income taxes	25,321
Assets of discontinued operations held for sale	98,591
Total current assets	510,876
Long-term assets:
Property and equipment, net	354,141
Deferred income taxes	125,292
Other assets	3,065
Assets of discontinued operations held for sale	4,163
Total assets	$997,537

LIABILITIES AND STOCKHOLDERS’ EQUITY
LIABILITIES:
Current liabilities:
Revolving loan	$88,976
Accounts payable	80,807
Income taxes payable	3,845
Accrued expenses, interest, and other current liabilities	136,867
Total current liabilities	310,495
Long-term liabilities:
Deferred rent liabilities	136,708
Deferred royalty	42,988
Other tax liabilities	23,520
Other long-term liabilities	11,593
Total liabilities	525,304
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Preferred stock, $1.00 par value, 1,000,000 shares authorized, 0 shares issued and outstanding at February 2, 2008	—
Common stock, $0.10 par value, 100,000,000 shares authorized, 29,139,664 issued and outstanding at February 2, 2008	2,914
Additional paid-in capital	195,591
Accumulated other comprehensive income	13,934
Retained earnings	259,794
Total stockholders’ equity	472,233
Total liabilities and stockholders’ equity	$997,537

See accompanying notes to these consolidated financial statements

THE CHILDREN’S PLACE RETAIL STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share amounts)

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
Net sales	$1,520,329	$1,405,429
Cost of sales	924,187	794,985

Gross profit	596,142	610,444

Selling, general and administrative expenses	479,142	435,758
Asset impairment charges	16,565	418
Other costs	5,870	—
Depreciation and amortization	65,326	57,964

Operating income	29,239	116,304
Interest (expense) income, net	(366)	2,707

Income from continuing operations before income taxes	28,873	119,011
Provision for income taxes	18,913	34,740

Income from continuing operations	9,960	84,271
Income (loss) from discontinued operations, net of income taxes	(69,527)	3,119
Net (loss) income	$(59,567)	$87,390

Basic earnings (loss) per share amounts
Income from continuing operations	$0.34	$2.92
Income (loss) from discontinued operations	(2.39)	0.11
Net income (loss)	$(2.05)	$3.03
Basic weighted average common share outstanding	29,090	28,828

Diluted earnings (loss) per share amounts
Income from continuing operations	$0.34	$2.82
Income (loss) from discontinued operations	(2.35)	0.10
Net income (loss)	$(2.01)	$2.92
Diluted weighted average common share outstanding	29,648	29,907

See accompanying notes to these consolidated financial statements

THE CHILDREN’S PLACE RETAIL STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENT CHANGES IN STOCKHOLDERS’ EQUITY

(In thousands)

					Accumulated
			Additional		Other	Total
	Common Stock		Paid-In	Retained	Comprehensive	Stockholders’	Comprehensive
	Shares	Amount	Capital	Earnings	Income	Equity	Income (loss)
BALANCE, January 28, 2006	27,954	$2,796	$147,065	$238,578	$7,211	$395,650
Exercise of stock options and employee stock purchases	1,130	113	27,048			27,161
Tax benefit of stock option exercises			11,001			11,001
Stock-based compensation expense - stock options			3,452			3,452
Change in cumulative translation adjustment					(2,867)	(2,867)	$(2,867)
Net income				87,390		87,390	87,390
Comprehensive income							$84,523
BALANCE, February 3, 2007	29,084	$2,909	$188,566	$325,968	$4,344	$521,787
Exercise of stock options and employee stock purchases	52	5	804			809
Tax benefit of stock option exercises			156			156
Adjustment to tax benefit of previously exercised stock options			(954)			(954)
Vesting of restricted stock	4	—	—			—
Adoption of FIN 48				(6,607)		(6,607)
Stock-based compensation expense			5,156			5,156
Modifications of stock option awards, net of $1,058 payable in cash			(174)			(174)
Modifications of stock options - reclassification between liability and equity awards			237			237
Fair value of land donated to Company for distribution center			1,800			1,800
Change in cumulative translation adjustment					9,590	9,590	$9,590
Net (loss)				(59,567)		(59,567)	(59,567)
Comprehensive (loss)							$(49,977)
BALANCE, February 2, 2008	29,140	$2,914	$195,591	$259,794	$13,934	$472,233

See accompanying notes to these consolidated financial statements

THE CHILDREN’S PLACE RETAIL STORES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net (loss) income	$(59,567)	$87,390
Less income (loss) from discontinued operations	(69,527)	3,123
Income from continuing operations	9,960	84,267
Reconciliation of income from continuing operations to net cash (used in provided by operating activities of continuing operations:
Depreciation and amortization	65,325	57,965
Other amortization	282	206
Loss on disposal of property and equipment	1,553	1,030
Asset impairments	16,565	417
Other costs	5,870	—
Stock-based compensation	4,890	3,844
Deferred taxes	(56,813)	(29,881)
Deferred rent expense and lease incentives	(14,884)	(11,738)
Changes in operating assets and liabilities:
Accounts receivable	(8,022)	(6,392)
Inventories	(22,818)	(20,506)
Prepaid expenses and other current assets	(4,654)	(11,193)
Other assets	(810)	(291)
Accounts payable	(26,264)	7,811
Accrued expenses, interest and other current liabilities	816	26,312
Intercompany - discontinued operations	76,603	24,540
Income taxes payable, net of prepayments	(34,263)	(37,119)
Deferred rent liabilities	22,495	20,334
Other liabilities	283	(116)
Total adjustments	26,154	25,223
Net cash provided by operating activities of continuing operations	36,114	109,490
Net cash provided by (used in) operating activities of discontinued operations	(37,313)	29,443
Net cash (used in) provided by operating activities	(1,199)	138,933
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment purchases, lease acquisition and software costs	(168,682)	(108,950)
Purchase of investments	(776,405)	(1,165,108)
Sale of investments	823,255	1,118,258
Other investing activity	—	1,023
Net cash used in investing activities of continuing operations	(121,832)	(154,777)
Net cash used in investing activities of discontinued operations	(2,759)	(74,444)
Net cash used in investing activities	(124,591)	(229,221)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	456,189	148,518
Repayments under revolving credit facilities	(386,628)	(148,518)
Exercise of stock options and employee stock purchases	809	27,161
Excess tax benefit for stock option exercises	156	11,001
Net cash provided by financing activities of continuing operations	70,526	38,162
Net cash provided by financing activities of discontinued operations	19,415	—
Net cash provided by financing activities	89,941	38,162
Effect of exchange rate changes on cash of continuing operations	2,873	(1,702)
Effect of exchange rate changes on cash of discontinued operations	586	817
Effect of exchange rate changes on cash	3,459	(885)
Net decrease in cash and cash equivalents	(32,390)	(53,011)
Cash and cash equivalents, beginning of year	114,016	167,027
Cash and cash equivalents, end of year	$81,626	$114,016

See accompanying notes to these consolidated financial statements

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
OTHER CASH FLOW INFORMATION:
Cash paid during the year for income taxes	58,525	92,459
Cash paid during the year for interest	4,625	1,063
Decrease (increase) in accrued purchases of property and equipment, lease acquisition and software costs	11,535	(19,915)
Land received for distribution center	1,800	—

See accompanying notes to these consolidated financial statements

THE CHILDREN’S PLACE RETAIL STORES, INC. AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. BASIS OF PRESENTATION AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

The Children’s Place Retail Stores, Inc. and subsidiaries (the “Company”) is primarily a specialty retailer of merchandise for children from newborn to ten years of age. The Company designs, contracts to manufacture and sells high-quality, value priced apparel and accessories and other children’s-oriented merchandise under two brands and store concepts—“The Children’s Place” and “Disney Store.” As of February 2, 2008, the Company operated 904 The Children’s Place stores in the United States, Canada and Puerto Rico and 335 Disney Stores in the United States and Canada. In addition, the Company operated Internet stores at www.childrensplace.com and www.disneystore.com. The accompanying consolidated financial statements have classified the Disney Stores as discontinued operations in accordance with generally accepted accounting principles (“U.S. GAAP”), reflecting the Company’s exit of the Disney Store business (see Note 2).  In addition to corporate offices and distribution facilities in the United States and Canada, the Company also has business operations in Asia.

Fiscal Year

The Company’s fiscal year is a 52-week or 53-week period ending on the Saturday nearest to January 31. The results for fiscal 2007 represent the 52-week period ended February 2, 2008 (“fiscal 2007”). The results for fiscal 2006 represent the 53-week period ended February 3, 2007 (“fiscal 2006”).

Use of Estimates

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and amounts of revenues and expenses reported during the period. Actual results could differ from the assumptions used and estimates made by management, which could have a material impact on the Company’s financial position or results of operations.

Consolidation

The consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. Intercompany balances and transactions have been eliminated. As of February 2, 2008, the Company does not have any investments in unconsolidated affiliates. The principles of the Financial Accounting Standards Board (“FASB”) Interpretation (“FIN”) No. 46 (revised December 2003), “Consolidation of Variable Interest Entities” and Accounting Research Bulletin (“ARB”) No. 51, “Consolidated Financial Statements” are considered when determining whether an entity is subject to consolidation.

Cash and Cash Equivalents

The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

Revenue Recognition

The Company recognizes revenue, including shipping and handling fees billed to customers, upon purchase at the Company’s retail stores or when received by the customer if the product was purchased via the Internet, net of coupon redemptions and anticipated sales returns. The Company deferred approximately $0.3 million as of February 2, 2008 and February 3, 2007, for Internet shipments sent but not yet received by the customer. Sales tax collected from customers is excluded from revenue.

An allowance for estimated sales returns is calculated based upon the Company’s sales return experience and is recorded in accrued expenses and other current liabilities. The allowance for estimated sales returns was approximately $3.2 million as of February 2, 2008.

The Company’s policy with respect to gift cards is to record revenue as the gift cards are redeemed for merchandise. Prior to their redemption, gift cards are recorded as a liability, included in accrued expenses and other current liabilities. The Company recognizes income from gift cards that are not expected to be redeemed based upon an extended period of dormancy where statutorily permitted. The Company recognized income for gift card dormancy of approximately $0.6 million and $0.4 million during fiscal 2007 and fiscal 2006, respectively.

The Company offers a private label credit card to its Children’s Place customers that provides a discount on future purchases once a minimum annual purchase threshold has been exceeded. The Company estimates the future discounts to be provided based on history, the number of customers who have earned or are likely to earn the discount and current year sales trends on the private label credit card. The Company defers a proportionate amount of revenue from customers based on an estimated value of future discounts. The Company recognizes such deferred revenue as future discounts are taken on sales above the annual minimum. This is done by utilizing estimates based upon sales trends and the number of customers who have earned the discount privilege. The Company’s private label customers must earn the discount privilege on an annual basis, and such privilege expires at fiscal year end. Accordingly, deferred revenue for a given fiscal year is recognized by the end of that fiscal year. The Company commenced its 2008 private label program in January 2008. Accordingly, the Company recognized $0.4 million in deferred revenue at February 2, 2008.

Inventories

Inventories, which consist primarily of finished goods, are stated at the lower of average cost or market, calculated using the retail inventory method. Under the retail inventory method, the valuation of inventories at cost and the resulting gross margins are calculated by applying a cost-to-retail ratio by merchandise department to the retail value of inventories. Inventory includes items that have been marked down to the Company’s best estimate of their fair market value and an estimate for inventory shrinkage. The Company bases its decision to mark down merchandise upon its current rate of sale, the season and the sell-through of the item. The Company adjusts its inventory based upon an annual physical inventory and shrinkage is estimated in interim periods based upon the historical results of physical inventories in the context of current year facts and circumstances.

Cost of Sales

In addition to the cost of inventory sold, the Company includes buying, design and distribution expenses, shipping and handling costs on merchandise sold directly to customers, and letter of credit fees in its cost of sales. The Company records all occupancy costs in its cost of sales, except administrative office buildings, which are recorded in selling, general and administrative expenses. All depreciation is reported on a separate line on the Company’s consolidated statements of operation.

Accounting for Equity Compensation and Stock Purchase Plans

The Company maintains several equity compensation plans, which are administered by the Compensation Committee of the Board of Directors (the “Compensation Committee”). The Compensation Committee is comprised of independent members of the Board of Directors (the “Board”). The Company has granted stock options under its 1996 Stock Option Plan (the “1996 Plan”), its 1997 Stock Option Plan (the “1997 Plan”), and its 2005 Equity Incentive Plan (the “2005 Equity Plan”) (collectively, the “Plans”). The 2005 Equity Plan, which was approved at the June 23, 2005 Annual Meeting of Stockholders, enabled the Compensation Committee to grant multiple forms of equity compensation such as stock options, stock appreciation rights, restricted stock awards, deferred stock awards and performance awards. In connection with the adoption of the 2005 Equity Plan, the Compensation Committee agreed not to issue any additional stock options under the 1996 Plan or the 1997 Plan and to limit the aggregate grant of awards under the

2005 Equity Plan during fiscal years 2006 and 2007 to less than 2.5% of the aggregate number of shares of the Company’s common stock outstanding on the last day of the 2006 and 2007 fiscal years, respectively. The Company also maintains an Employee Stock Purchase Plan (the “ESPP”).

Stock Options

At the discretion of the Compensation Committee, the Plans provide for granting incentive stock options (“ISOs”) qualified under Section 422 of the Internal Revenue Code and non-qualified stock options (“NQOs”). Options granted under the Plans have a maximum term of ten years. Exercise prices of options granted under the 2005 Equity Plan may not be less than the fair market value of the underlying shares at the date of the grant. The Plans also contain certain provisions requiring that the exercise price of ISOs granted to stockholders owning greater than 10% of the Company be at least 110% of the fair market value of the underlying shares and a maximum term of five years. Unless otherwise specified by the Compensation Committee:

•                  Options granted prior to April 2005 under the 1996 Plan and the 1997 Plan generally vest at 20% a year over a five-year period; and

•                  Options granted subsequent to April 2005 under the 1997 Plan and the 2005 Equity Plan generally vest at 25% a year over a four-year period.

In accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123 (Revised 2004), “Accounting for Share-Based Payments,” (“SFAS 123(R)”), the Company recognizes equity compensation expense for its stock awards on a straight-line basis with the amount of compensation cost recognized at any date at least equal to the portion of the grant-date value of the award that is vested at that date.

Effective January 29, 2006, the Company adopted the fair value recognition provisions of SFAS 123(R) using the modified prospective transition method. Under this method, prior periods are not restated. In applying SFAS 123(R), the Company uses the Black-Scholes option pricing model based on a Monte Carlo simulation, which requires extensive use of accounting judgment and financial estimates, including estimates of how long an employee will hold their vested stock options before exercise, the estimated volatility of the Company’s common stock over the expected term, and the number of options that will be forfeited prior to the completion of vesting requirements. Application of other assumptions could result in significantly different estimates of fair value of stock-based compensation and the related expense recognized in the Company’s financial statements. The provisions of SFAS 123(R) applied to new stock options and stock options outstanding, but not yet vested, as of the effective date of January 29, 2006.

Performance Awards

Prior to fiscal 2006, equity compensation for key management consisted only of stock option awards. Upon consideration of several factors, including the impact of SFAS 123(R), the Company decided in fiscal 2006 to begin granting performance awards to key members of management, as selected by the Compensation Committee. Performance awards are shares of common stock to be issued to participants if performance criteria, as defined by the Compensation Committee, are met. Performance criteria generally consist of earnings per share or operating income targets over multiple years along with a service requirement on the part of the awardees.

Deferred and Restricted Stock Awards

The Company’s equity plans also provide for the issuance of deferred and restricted stock awards (“Deferred Stock”). Beginning in fiscal 2006, Company practice has been to issue deferred stock to its employees as opposed to stock options. Deferred stock generally vests equally over three to four years from the date of grant. Compensation expense for deferred stock is determined by the fair market value of the Company’s stock on the date of grant, as determined by the average of the high and low trading price, and is expensed on a straight-line basis over the service period with the amount of compensation cost recognized at any date at least equal to the portion of the grant-date value of the award that is vested at that date.

Stock Purchase Plan

Prior to September 2006, the Company administered an ESPP. Under the ESPP, eligible employees were permitted to subscribe to purchase shares of Company common stock through payroll deductions of up to 10% of eligible compensation, subject to limitations. The purchase price was 95% of the average high and low prices of the Company’s common stock on the last trading day of each monthly offering period, which is deemed to be non-compensatory. In September 2006, the Company suspended its ESPP plan.

Net Income (Loss) per Common Share

The Company reports its earnings (loss) per share in accordance with SFAS No. 128, “Earnings Per Share” (“SFAS 128”), which requires the presentation of both basic and diluted earnings (loss) per share on the statements of operations.

In accordance with SFAS 128, the following table reconciles income (loss) and share amounts utilized to calculate basic and diluted net income (loss) per common share (in thousands):

	For the Fiscal Year Ended
	February 2,	February 3,
	2008	2007
Income from continuing operations	$9,960	$84,271
Income (loss) from discontinued operations, net of income taxes	(69,527)	3,119
Net income (loss)	$(59,567)	$87,390

Basic weighted average common shares	29,090	28,828
Dilutive effect of stock awards	558	1,079
Diluted weighted average common shares	29,648	29,907
Antidilutive stock awards	988	23

In accordance with SFAS 128, since the Company had income from continuing operations it considered the dilutive effect of stock awards in computing its diluted earnings-per-share amount.  Additionally, the diluted effect of the Company’s stock awards were considered in computing all other reported diluted per-share amounts even if those amounts were antidilutive to their respective basic per-share amounts.

 Antidilutive stock awards for fiscal 2007 represent stock options that had an exercise price greater than the average market price during the period and unvested deferred and restricted shares which would have been antidilutive in the application of SFAS 128. For fiscal 2006, antidilutive stock awards represent stock options that had an exercise price greater than the average market price during the period and were excluded from the computation of diluted shares.

Accounting for Royalties due Under the License Agreement

In fiscal 2004, the Company entered into a License and Conduct of Business Agreement (the “License Agreement”) to secure the right to use certain Disney intellectual property in the Disney Store business in exchange for ongoing royalty payments. Minimum royalty commitments are recorded on a straight-line basis using an estimated useful life of 15 years based on the initial term of the License

Agreement. During each period, amounts due in excess of the minimum royalty commitment were recorded as an expense if management expected to surpass the minimum royalty commitment on an annual basis, even if the contingency threshold had not been surpassed in that particular period. The royalty percentage does not increase over the initial term of the License Agreement. On April 30, 2008, the License Agreement was terminated as part of the Private Sale (See Note 2).

In accordance with the License Agreement, following a two year royalty abatement, the Company began making royalty payments to Disney in November 2006 equal to 5% of net sales from physical Disney Store locations, subject to an additional royalty holiday period of up to eight years from the date of the License Agreement with respect to a limited number of stores. The amortization of the royalty holiday was recognized on a straight-line basis as a reduction of royalty expense over the term of the License Agreement. In August 2007, the Company and Disney entered into an agreement which modified certain provisions of the License Agreement and created certain additional obligations on the part of the Company (the “Refurbishment Amendment”). The Refurbishment Amendment, among other things, ended the royalty abatement at certain locations identified in the original License Agreement. Deferred royalties were approximately $43.0 million at February 2, 2008.

Accounts Receivable

Accounts receivable consists of credit card receivables, landlord construction incentive receivables and other miscellaneous items. Landlord construction incentive receivables were approximately $24.0 million. See Note 2 – Discontinued Operations for additional information on accounts receivable related to the Disney Stores.

Derivative Instruments

SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” (“SFAS 133”), as amended and interpreted, requires that each derivative instrument (including certain derivative instruments embedded in other contracts) be recorded on the balance sheet as either an asset or liability and measured at its fair value. The statement also requires that changes in the derivative’s fair value be recognized currently in earnings in either income from continuing operations or accumulated other comprehensive income, depending on whether the derivative qualifies for hedge accounting treatment. During the two year period ended February 2, 2008, the Company was not party to any derivative financial instruments.

Insurance and Self-Insurance Reserves

The Company self-insures and purchases insurance policies to provide for workers’ compensation, general liability and property losses, as well as director and officer’s liability, vehicle liability and employee medical benefits. The Company estimates risks and records a liability based on historical claim experience, insurance deductibles, severity factors and other actuarial assumptions. The Company records the current portions of employee medical benefits, workers compensation and general liability reserves in accrued expenses and other current liabilities. As of February 2, 2008, the current portion of these reserves were approximately $5.3 million. The Company records the long-term portions of employee medical benefits, workers compensation and general liability reserves in other long-term liabilities. As of February 2, 2008, the long-term portions of these reserves were approximately $5.1 million.

Property and Equipment

Property and equipment are stated at cost. Leasehold improvements are depreciated on a straight line basis over the life of the lease or the estimated useful life of the asset, whichever is shorter. All other property and equipment is depreciated on a straight-line basis based upon their estimated useful lives, which generally range from three to ten years. Interest costs related to the construction of property and equipment are capitalized as incurred as part of the cost of the constructed asset. Repairs and maintenance are expensed as incurred.

The Company accounts for internally developed software intended for internal use in accordance with SOP 98-1, “Accounting for the Costs of Computer Software Developed or Obtained for Internal Use.” The Company capitalizes development-stage costs such as direct external costs, direct payroll related costs and interest costs incurred to develop the software prior to implementation. When development is substantially complete, the Company amortizes the cost of the software on a straight-line basis over the expected life of the software. Preliminary project costs and post-implementation costs such as training, maintenance and support are expensed as incurred.

Accounting for Impairment of Long-Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets” (“SFAS 144”), the Company periodically reviews its assets when events indicate that their carrying value may not be recoverable. Such events include a history of operating or cash flow losses or an expectation that an asset will be sold or disposed of significantly before the end of its previously estimated useful life. The Company also evaluates each store’s performance (in the fiscal year after a store has been opened) on a periodic basis and measures the carrying value of each location’s fixed assets, principally leasehold improvements and certain fixtures, versus its undiscounted estimated future cash flows. When the evaluation of a store location indicates that its cash flows are not sufficient to recover the carrying value of the long-term assets at the store, the store assets are deemed to be impaired and are adjusted to their fair values.

Accounting for Exit or Disposal Activities

The Company accounts for its exit and disposal costs in accordance with SFAS No. 146, “Accounting Associated with Exit or Disposal Activities” (SFAS 146”) and records costs at fair value to terminate an operating lease or contract when termination occurs before the end of its term and without future economic benefit to the Company. During fiscal 2007, the Company recorded in continuing operations approximately $5.9 million in lease exit costs related to its decision not to proceed forward with the construction of the Emerson Lane administrative office building. The Company also recorded in discontinued operations approximately $6.1 million in costs associated primarily with the cancellation of the Disney Store remodeling program. During fiscal 2006, the Company recorded in discontinued operations approximately $0.8 million in lease exit costs for one store lease (See Note 2).

Deferred Financing Costs

The Company capitalizes costs directly associated with acquiring third-party financing. Deferred financing costs are included in other assets and are amortized on a straight line basis as interest expense over the term of the related indebtedness. Deferred financing costs were approximately $0.1 million, net of accumulated amortization as of February 2, 2008.

Pre-opening Costs

Store pre-opening costs, which consist primarily of occupancy costs, payroll, supply, and marketing expenses, are expensed as incurred, and are included in selling, general and administrative expenses. Occupancy costs incurred during construction, prior to and during store pre-opening activities are considered pre-opening costs, not rent expense.

Advertising and Marketing Costs

The Company expenses the cost of advertising when the advertising is first run or displayed. Included in selling, general and administrative expenses for continuing operations for fiscal 2007 and fiscal 2006 are advertising and other marketing costs of approximately $50.5 million and $46.3 million, respectively.

Landlord Construction Allowances

The Company accounts for landlord construction allowances as lease incentives and records them as a component of deferred rent, which is amortized as a reduction of rent expense over the lease term.

Rent Expense and Deferred Rent

Rent expense and lease incentives, including landlord construction allowances, are recognized on a straight-line basis over the lease term, commencing generally on the date the Company takes possession of the leased property. The Company records rent expense and the impact of lease incentives for its stores and distribution centers as a component of cost of sales. The unamortized portion of deferred rent is included in deferred rent liabilities.

Income Taxes

The Company computes income taxes using the liability method. This method requires recognition of deferred tax assets and liabilities, measured by enacted rates, attributable to temporary differences between financial statement and income tax bases of assets and liabilities. Temporary differences result primarily from depreciation and amortization differences for book and tax purposes and the non-deductibility of certain reserves and accruals for tax purposes.

During the ordinary course of business, there are many transactions and calculations for which the ultimate tax determination is uncertain. As a result, the Company recognizes tax liabilities when they become probable and estimable, and the Company’s estimates include taxes and interest. These tax liabilities are recognized when, despite the Company’s belief that its tax return positions are supportable, the Company believes that certain positions are likely to be challenged and may not be fully sustained upon review by tax authorities. The Company believes that its accruals for tax liabilities are adequate for all open audit years based on its assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will impact the provision for income taxes in the period in which such determination is made.

Significant judgment is also required in determining any valuation allowance recorded against deferred tax assets. In assessing the need for a valuation allowance, management considers all available evidence including past operating results, estimates of future taxable income and the feasibility of ongoing tax planning strategies. In the event that the Company changes its determination as to the amount of deferred tax assets that can be realized, the Company will adjust its valuation allowance with a corresponding impact to income tax expense in the period in which such determination is made.

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement 109” (“FIN 48”) on February 4, 2007. FIN 48 clarifies the accounting and reporting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement criteria for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition. Accrued interest and penalties related to unrecognized tax benefits are included as part of the provision for income taxes.

Fair Value of Financial Instruments

SFAS No. 107, “Disclosures about Fair Values of Financial Instruments,” requires entities to disclose the fair value of financial instruments, both assets and liabilities, recognized and not recognized in the balance sheets, for which it is practicable to estimate fair value. For purposes of this disclosure, the fair value of a financial instrument is the amount at which the instrument could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. Fair value is based on quoted market prices for the same or similar financial instruments.

As cash and cash equivalents, accounts receivable and payable, the Company’s credit facilities and certain other short-term financial instruments are all short-term in nature, their carrying amounts approximate fair value.

Foreign Currency Translation

The Company has determined that the local currencies of its Canadian and Asian subsidiaries are their functional currencies. In accordance with SFAS No. 52, “Foreign Currency Translation,” the assets and liabilities denominated in foreign currency are translated into U.S. dollars at the current rate of exchange existing at period-end and revenues and expenses are translated at average monthly exchange rates. Related translation adjustments are reported as a separate component of stockholders’ equity.

Legal Contingencies

The Company reserves for litigation settlements and contingencies when it determines an adverse outcome is probable and can estimate losses. Estimates are adjusted as facts and circumstances require. The Company is involved in various legal proceedings arising in the normal course of its business. In the opinion of management, any ultimate liability arising out of such proceedings will not have a material adverse effect on the Company’s financial condition. The Company expenses the costs to settle litigation as incurred.

Newly Issued Accounting Pronouncements

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measurements” (“SFAS 157”) which provides guidance for using fair value to measure assets and liabilities, defines fair value, establishes a framework for measuring fair value in U.S. GAAP, and expands disclosures about fair value measurements. SFAS 157 is effective for fiscal years beginning after November 15, 2007 and for interim periods within those years, with the exception of all non-financial assets and liabilities which will be effective for years beginning after November 15, 2008. The Company adopted SFAS 157 on February 3, 2008, the first day of fiscal year 2008. The adoption did not have any impact on the Company’s consolidated financial statements.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities—Including an Amendment of FASB Statement No. 115” (“SFAS 159”). This standard permits an entity to choose to measure many financial instruments and certain other items at fair value. Most of the provisions in SFAS 159 are elective; however, the amendment to SFAS 115, “Accounting for Certain Investments in Debt and Equity Securities”, applies to all entities with available-for-sale and trading securities. The fair value option established by SFAS 159 permits all entities to choose to measure eligible items at fair value at specified election dates. A business entity will report unrealized gains and losses on items for which the fair value option has been elected in earnings (or another performance indicator if the business entity does not report earnings) at each subsequent reporting date. The fair value option: (a) may be applied instrument by instrument, with a few exceptions, such as investments otherwise accounted for by the equity method; (b) is irrevocable (unless a new election date occurs); and (c) is applied only to entire instruments and not to portions of instruments. SFAS 159 is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. The Company has chosen not to adopt the elective provisions of SFAS 159 and the remaining provisions did not have any impact on the Company’s consolidated financial statements.

In December 2007, the FASB issued SFAS No. 141 (revised 2007), “Business Combinations” (“SFAS 141R”), which replaces FASB Statement No. 141. SFAS 141R establishes the principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, and any noncontrolling interest in the acquiree, recognizes and measures the goodwill acquired in the business or a gain from a bargain purchase and determines what information to disclose to enable the users of the financial statements to evaluate the nature and financial effects of the business combination. The provisions of SFAS 141R shall be applied prospectively to business combinations with acquisition dates on or after the beginning of the first annual reporting period in which it is initially applied. SFAS 141R is effective for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2008. The Company does not expect SFAS 141R to have an impact on its consolidated financial statements.

2.  DISCONTINUED OPERATIONS

In November 2004, the Company acquired, through two wholly-owned subsidiaries, certain assets used to operate the Disney Store retail chain in North America (the “Disney Store business”) from affiliates of The Walt Disney Company (“Disney”). The Company’s subsidiaries that operate the Disney Store business, Hoop Retail Stores, LLC and Hoop Canada, Inc. are referred to herein interchangeably and collectively as “Hoop.” As a result of this acquisition and a subsequent transaction, Hoop acquired 315 Disney Stores, consisting of 313 mall-based existing Disney Stores in the United States and Canada and two Disney flagship stores (together, the “Original Acquisition”), along with certain other assets used in the Disney Store business. The Original Acquisition excluded stores located at Disney theme parks, other flagship stores and certain other Disney properties.

Concurrent with the Original Acquisition, the Company entered into a License Agreement (the “License Agreement”) and a Guaranty and Commitment (the “Guaranty and Commitment Agreement”). Under the License Agreement, Hoop had the right to use certain Disney intellectual property, subject to Disney approval, in the Disney Store business in exchange for ongoing royalty payments. These royalty payments commenced in November 2006, after a two-year royalty holiday period subsequent to the Original Acquisition. Royalty payments were equal to 5% of net sales at the physical Disney Store retail locations, subject to a royalty abatement with respect to a limited number of stores. The amortization of the estimated value of the two-year holiday under the License Agreement was recognized on a straight-line basis over the term of the License Agreement.

The License Agreement, as well as the Company’s credit facilities, placed certain liquidity restrictions on the Company. These agreements restricted the commingling of funds between The Children’s Place and Hoop, limited the borrowings by Hoop from The Children’s Place, and limited distributions other than payment for the allocated costs of shared services from Hoop to The Children’s Place. Since the Original Acquisition, the Company has segregated all cash receipts and disbursements, investments and credit facility borrowings and letter of credit activity.

The License Agreement included provisions regarding the manner in which Hoop operated the Disney Store business and required approvals from a Disney affiliate for certain matters, including all uses of Disney intellectual property.

Beginning in July 2007, Hoop commenced Internet commerce operations through an alliance with a Disney affiliate for which the Company paid a Disney affiliate fees based on a percentage of e-commerce sales for the use of the Disney Internet commerce website.

In August 2007, the Company, Hoop and Disney amended the License Agreement by executing the Refurbishment Amendment (the “Refurbishment Amendment”). Subject to compliance with the terms and satisfaction of the conditions in the Refurbishment Amendment, Disney agreed to forbear from exercising any of its rights or remedies under the License Agreement based on previously asserted breaches of the License Agreement. If the Company breached any of the provisions of the Refurbishment Amendment on three or more occasions and Disney had not previously terminated the Refurbishment

Amendment, the Company would have owed $18.0 million to Disney with respect to the breach fees called for by the License Agreement. If the Company violated any of the provisions of the Refurbishment Amendment on five or more occasions, the Refurbishment Amendment provided that Disney would have the right to immediately terminate the License Agreement, without any right by the Company to defend, counterclaim, protest or cure. The Refurbishment Amendment set forth specific requirements to remodel and otherwise refresh the Disney Stores while the Refurbishment Amendment remained in effect. In connection with the Refurbishment Amendment, the Company’s Board of Directors authorized an investment of $175 million to remodel and refresh stores through fiscal 2011.

After a thorough review of the Disney Store business, its potential earnings growth, its capital needs and its ability to fund such needs from its own resources, the Company announced on March 20, 2008 that it had decided to exit the Disney Store business. Additionally, Hoop had received notices of several material breaches under the License Agreement. Hoop believed it had cured some of the asserted breaches and intended to cure or to assert defenses to the other asserted breaches.

After assessing the above factors and considering Hoop’s liquidity, Hoop’s Board of Directors determined that the best way to complete an orderly wind-down of Hoop’s affairs was for Hoop to seek relief under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”). On March 26, 2008, Hoop Holdings, LLC, Hoop Retail Stores, LLC and Hoop Canada Holdings, Inc. each filed a voluntary petition for relief under Chapter 11 of the Bankruptcy Code in the United States Bankruptcy Court for the District of Delaware (the “U.S. Bankruptcy Court”) (Case Nos. 08-10544, 08-10545, and 08-10546, respectively, the “Cases”). On March 27, 2008, Hoop Canada, Inc. filed for protection pursuant to the Companies’ Creditors Arrangement Act (the “CCAA”) in the Ontario Superior Court of Justice (Commercial List) (“Canadian Bankruptcy Court”) (Court File No. 08-CL-7453, and together with the Cases, the “Filings”). Each of the foregoing Hoop entities are referred to collectively herein as the “Hoop Entities.”

As a result of the filing of the Cases, outstanding indebtedness under the Amended Hoop Loan Agreement (as defined in Note 5- Credit Facilities), in the amount of approximately $9.3 million, was frozen and capped as of March 26, 2008. In order to fund the bankruptcy proceedings and all projected working capital needs, Wells Fargo Retail Finance, LLC and Hoop Retail Stores, LLC entered into a Debtor-In-Possession Loan and Security Agreement, which was approved by the U.S. Bankruptcy Court and dated as of  March 28, 2008, consisting of a $35 million revolving credit facility (the “DIP Credit Facility”). In addition, all letters of credit issued under the Amended Hoop Credit Facility were be deemed by the U.S. Bankruptcy Court to be issued under the DIP Credit Facility. Hoop was required to pay a closing fee of approximately $0.3 million for the DIP Credit Facility.

Amounts outstanding under the DIP Credit Facility bore interest at a floating rate equal to the prime rate plus 1.50%. Commercial letter of credit fees and standby letter of credit fees were 2.50% and the unused line fee was 0.375%. Credit extended under the DIP Credit Facility was secured by a first priority security interest in substantially all the assets of the domestic Hoop entity as well as a pledge of a portion of the equity interest in Hoop Canada.

Since these Filings, the Hoop Entities have managed their properties and have operated their businesses as “debtors-in-possession” under the jurisdiction of the U.S. Bankruptcy Court or the Canadian Bankruptcy Court, as applicable, and in accordance with the applicable provisions of the Bankruptcy Code or the CCAA, as applicable. Neither the Company, as Hoop’s parent company nor any of the Company’s other subsidiaries, has commenced or plans to commence a Chapter 11 case (or equivalent under applicable bankruptcy laws).

After receiving the approval of the U.S. Bankruptcy Court and the Canadian Bankruptcy Court, on April 30, 2008, Hoop transferred the Disney Store business in the U.S. and Canada and a substantial portion of the Disney Store assets to affiliates of Disney in an asset sale (the “Private Sale”), pursuant to section 363 of the Bankruptcy Code (and a similar provision under the CCAA.) Upon closing, affiliates of Disney paid approximately $64.0 million for the acquired assets of the Disney Store business, subject to a post-closing inventory and asset adjustment. Approximately $6.0 million of the purchase price was held in escrow for such true-up purposes. The proceeds received from the Private Sale will be utilized to settle the Hoop Entities’ liabilities as “debtors-in-possession” under the jurisdiction of the U.S. Bankruptcy Court or Canadian Bankruptcy Court, as applicable.

According to the terms of the Private Sale, Hoop transferred 217 Disney Stores to affiliates of Disney and granted such affiliates the right to operate and wind-down the affairs of the remaining Disney Stores for a specified time period, after which Disney may choose to return such stores to Hoop’s bankruptcy estate for treatment as approved by the relevant bankruptcy court. Additional claims (liabilities subject to compromise) may arise as a result of the rejection of executory contracts, including leases for the stores returned to the Hoop estate, and from the determination by the U.S. Bankruptcy Court or Canadian Bankruptcy Court (or agreed to by Hoop’s creditors) of claims allowed for contingencies and other related amounts. Claims secured against Hoop’s assets (“secured claims”) also are stayed, although the holders of such claims have the right to petition the U.S. Bankruptcy Court or Canadian Bankruptcy Court, as applicable, for relief from the stay. As a “debtor-in-possession,” Hoop expects to settle its “liabilities subject to compromise” with its restricted assets, by the end of fiscal 2008.

In connection with the closing of the Private Sale, Disney’s relevant affiliates released Hoop from its rights and obligations under the License Agreement, as amended by the Refurbishment Amendment and the Guaranty and Commitment Agreement, and any related future liabilities and unlimited claims. Further, in connection with the Private Sale and the satisfaction of other conditions, Disney and its affiliates released the Company from its obligations under the Guaranty and Commitment Agreement and Refurbishment Agreement. Separately, the Company entered into a settlement and release of claims with Hoop and its creditors’ committee, which was approved by the U.S. Bankruptcy Court on April 29, 2008. The Company has agreed to provide transitional services and to forgive all pre- and post-bankruptcy petition claims against Hoop, which include inter-company charges for shared services of approximately $24.1 million, a capital contribution the Company made to Hoop of approximately $8.3 million in cash on March 18, 2008 and to pay severance and other employee costs for the Company’s employees servicing Hoop of approximately $7.8 million, and certain other professional fees and other costs the Company may incur during the Hoop Entities’ bankruptcy proceedings, as well as claims that might be asserted against the Company in such bankruptcy proceedings.

The Disney Store business has been segregated from continuing operations and included in “Discontinued operations, net of taxes” in the consolidated statements of operation. In discontinued operations, the Company has reversed its allocation of shared services to the Disney Stores and has charged discontinued operations with the administrative and distribution expenses that were attributable to the Disney Stores. Discontinued operations were comprised of (in thousands):

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
Net sales	$642,230	$612,284
Cost of sales	439,909	394,315

Gross profit	202,321	217,969

Selling, general and administrative expenses	219,448	189,732
Asset impairment charges	80,286	16,648
Restructuring charges	6,150	761
Depreciation and amortization	14,374	7,737

Operating income (loss)	(117,937)	3,091
Interest income, net	313	1,226

Income (loss) before income taxes	(117,624)	4,317
Provision (benefit) for income taxes	(48,097)	1,198

Income (loss) from discontinued operations, net of income taxes	$(69,527)	$3,119

The impairment charges included in the table above relate to the Company’s decision to divest of the operations of the Disney Stores, which reflects the write-down of store and administrative offices to salvage value because these assets were deemed unable to generate sufficient cash flow to cover their carrying value.

During fiscal 2006, the Company recorded in discontinued operations asset impairment charges of $16.6 million, comprised of a $9.6 million charge related to the renovation of 29 Mickey prototype stores and $7.1 million related to the Company’s decision not to proceed with a New York City Disney Store location and infrastructure investments that were written off in conjunction with the Company’s decision to form an e-commerce alliance with a Disney affiliate in which select Disney Store merchandise is sold on the disneyshopping.com website. The Company introduced the Mickey store prototype at the Disney Store in fiscal 2005 but was dissatisfied with the prototype from a brand, design and construction standpoint. The impairment charge for the 29 Mickey stores reflects stores that were unable to generate sufficient cash flow to cover the carrying value of their fixed assets prior to their renovation.

During fiscal 2007, in conjunction with the Company’s renovation of certain “Mickey” stores, the Company reduced the estimated useful lives of certain store assets. Accordingly, the Company has recognized in discontinued operations approximately $3.6 million in accelerated depreciation in the fiscal year ended February 2, 2008.

For the consolidated balance sheet as of February 2, 2008, “Assets held for sale” reflect the assets subsequently sold to affiliates of Disney. They are detailed as follows (in thousands):

February 2,
2008
Current assets held for sale:
Accounts receivable	$4,555
Inventories	88,674
Prepaid expenses and other current assets	5,362
$98,591

Non-current assets held for sale:
Property and equipment, net	3,317
Other assets - security deposits	846
$4,163

In the consolidated balance sheet as of February 2, 2008, the remaining assets and liabilities of Hoop are included in their respective balance sheet categories and were included in the following asset and liability categories (in thousands):

February 2,
2008

Cash and cash equivalents	$12,644
Accounts receivable	8,627
Prepaid expenses and other current assets (1)	11,214
Total current assets	32,485
Other assets	497
Total assets	$32,982

Revolving loan	$19,415
Accounts payable	51,795
Accrued expenses and other current liabilities (2)	41,662
Total current liabilities	112,872
Deferred rent liabilities	25,518
Deferred royalty	42,988
Other long-term liabilities	1,863
Total liabilities	$183,241

(1)   Prepaid expenses and other current assets are comprised of $6,754 of prepaid property expenses and $4,460 of other prepaid expenses.

(2)          Accrued expenses and other current liabilities are comprised of the following:

Amount
Accrued construction-in-progress	$8,635
Accrued salaries and benefits	8,281
Accrued exit costs	5,725
Accrued store expenses	5,483
Accrued professional fees	657
Accrued real estate expenses	2,555
Customer liabilities	2,171
Sales taxes and other taxes payable	1,333
Accrued marketing	1,216
Accrued insurance	966
Accrued freight	550
Other accrued expenses	4,090
Accrued expenses and other current liabilities	$41,662

Cash flows from the Company’s discontinued operations were as follows (in thousands):

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Income (loss) from discontinued operations	$(69,527)	$3,123
Reconciliation of net income (loss) to net cash (used in) provided by operating activities:
Depreciation and amortization	14,375	7,736
Deferred financing fees and related amortization	161	373
Loss on disposal of assets	1,359	740
Asset impairments	80,286	16,649
Other costs	6,150	761
Stock-based compensation	490	537
Deferred royalty, net	969	(120)
Deferred income taxes	1,911	18,789
Deferred rent expense and lease incentives	(772)	4,122
Changes in operating assets and liabilities:
Accounts receivable	(1,901)	269
Inventories	(18,106)	(5,662)
Prepaid expenses and other current assets	(1,036)	7,470
Other assets	(326)	(144)
Accounts payable	25,699	(6,071)
Accrued expenses, interest and other current liabilities	646	(4,246)
Intercompany with continuing operations	(76,603)	(24,540)
Income taxes payable, net of prepayments	(8)	(1,432)
Deferred rent liabilities	4,282	10,335
Other liabilities	(5,362)	754
Total adjustments	32,214	26,320
Net cash (used in) provided by operating activities	(37,313)	29,443
CASH FLOWS FROM INVESTING ACTIVITIES:
Property and equipment purchases, lease acquisition and software costs	(31,084)	(46,119)
Purchase of investments	(263,620)	(704,411)
Sale of investments	291,945	676,086
Net cash used in investing activities	(2,759)	(74,444)
CASH FLOWS FROM FINANCING ACTIVITIES:
Borrowings under revolving credit facilities	166,942	98,449
Repayments under revolving credit facilities	(147,527)	(98,449)
Net cash provided by financing activities	19,415	—

Effect of exchange rate changes on cash	586	817
Net (decrease) in cash and cash equivalents	(20,071)	(44,184)
Cash and cash equivalents, beginning of year	32,715	76,899
Cash and cash equivalents, end of year	$12,644	$32,715

3. STOCK-BASED COMPENSATION

The Company maintains several equity compensation plans. The Company has granted stock options under its 1996 Plan, its 1997 Plan and its 2005 Equity Plan. Under its 2005 Equity Plan, the Company also has granted other forms of equity compensation, including deferred and restricted stock and performance awards.

During the fourth quarter of fiscal 2007, the Compensation Committee approved the 2008 Long Term Incentive Plan (the “LTIP”). The LTIP provides for the issuance of deferred stock awards and performance awards to key members of management (the “Participants”). The awards are based on salary level and the fair market value of the Company’s common stock on the date the Compensation Committee approves the grant. The deferred stock awards vest over three years and have a service requirement only. Key features of the performance awards are as follows:

•                  Each performance award has a defined number of shares that a Participant can earn (the “Target Shares”). Based on performance levels, Participants can earn up to 200% of their Target Shares.

•                  Performance awards have a service requirement and performance criteria that must be achieved for the awards to vest.

•                  The performance criteria, which were approved by the Compensation Committee in the first quarter of fiscal 2008, is based on the Company’s achievement of operating income levels in each of the fiscal years 2008, 2009 and 2010, as well as in the aggregate.

•                  Awards may be earned in each of the fiscal years based upon meeting the established performance criteria for that year, however the Participants, except in certain circumstances, must be employed by the Company at the end of the three year performance period or their awards are forfeited.

Pursuant to the LTIP, the Compensation Committee approved the issuance of 245,681 deferred stock awards and performance awards that provide for 245,681 Target Shares. Expense was recognized for the deferred stock awards which are based only on service requirements. Since the performance criteria were not approved until the first quarter of fiscal 2008, there was no mutual understanding of the key terms and conditions of the performance awards between the Company and the Participants as of February 2, 2008. Therefore, no grant date was established in fiscal 2007. In addition, the service inception date was not established in fiscal 2007 because no performance criteria were applicable to fiscal 2007 and a substantial future service requirement exists. Accordingly, no expense related to this grant was recorded in fiscal 2007.

During the fourth quarter of fiscal 2007, the Compensation Committee approved the issuance of 472,833 deferred stock awards, 63,294 restricted stock awards, and 113,696 stock options that vest over periods of three to four years. These awards consisted of annual equity awards to associates, new hire and promotional awards and awards to the Company’s board members. The total awards issued included a catch up for those awards delayed from being issued in fiscal 2006 due to the Company’s stock option investigation.

During the fourth quarter of fiscal 2007, the Company modified 730,742 stock options that had been previously issued with exercise prices below the fair market value of the Company’s common stock on the date the options were granted. The modification increased the exercise price of each option to its grant date fair market value. For 284,633 of the repriced stock options, the modification also included an agreement to pay the option holders a cash payment equal to the change in the exercise price for each option modified. As a result, the Company recorded a stock compensation charge of $0.9 million, a cash payable of $1.1 million, and a reduction to equity of $0.2 million.

During the first quarter of fiscal 2006, the Company issued performance awards to certain key members of management. Each performance award provided for the issuance of a targeted number of shares of the Company’s common stock with the aggregate number of target shares for all performance awards aggregating 566,500 shares. The awards were based on, among other conditions, achieving a minimum earnings per share level in fiscal 2007 and a minimum cumulative earnings per share level for fiscal years 2005, 2006, and 2007. The number of shares earned would be equal to the number of target shares multiplied by a factor between 0% and 200% based on the cumulative earnings per share achieved. During the first quarter of fiscal 2006, the Company recorded $2.3 million of related expense based on an estimated factor of 100%. Prior to filing its fiscal 2006 second quarter results on Form 10-Q, the Company estimated that the minimum target would not be met and accordingly reversed the previously recorded $2.3 million. That assessment remained unchanged and at February 2, 2008, it was concluded that the minimum requirements were not achieved and no shares were earned.

During fiscal 2006, the Company promised stock options and deferred stock awards for which it was unable to complete the granting process due to the suspension of equity award grants. Based on the Company’s commitment to honor these grants, liability awards were established. In fiscal 2007 after the suspension was lifted, these awards were converted to equity awards and the related liabilities were transferred to equity.

Terminated employees have 90 days from date of termination to exercise their vested options. Due to the suspension of stock option exercises on September 14, 2006, the Company modified options held by terminated employees to extend their expiration dates until after the date the suspension is lifted (i.e., tolled stock options). After the suspension was lifted on December 10, 2007, terminated employees had the same number of days to exercise their options as if the suspension had not occurred. Options that were tolled for employees terminated prior to September 14, 2006 were accounted for as liability awards because the option holders were no longer employees at the time of the modification and because of the Company’s inability to provide shares upon exercise. These options were reclassified to equity awards after the suspension was lifted. Options that were tolled for employees terminated after September 14, 2006 were accounted for as equity awards because their options were tolled in conjunction with their termination.

The following tables summarize the Company’s equity and other stock-based compensation expense, which in fiscal 2007 and 2006 was determined in accordance with SFAS 123(R) (in thousands):

	Fiscal Year Ended February 2, 2008
	Cost of Goods Sold	Selling, General & Administrative	Discontinued Operations	Total
Stock option expense	$—	$1,221	$—	$1,221
Stock compensation expense related to the issuance of liability awards	—	147	(18)	129
Deferred stock expense	97	415	191	703
Restricted stock expense	—	141	—	141
Expense related to the modification of previously issued stock options, primarily tolling	383	3,253	339	3,975
Fair market value adjustments of tolled stock options accounted for as liability awards	(543)	(224)	(22)	(789)
Total stock-based compensation expense	$(63)	$4,953	$490	$5,380

	Fiscal Year Ended February 3, 2007
	Cost of Goods Sold	Selling, General & Administrative	Discontinued Operations	Total
Stock option expense	$—	$1,508	$436	$1,944
Stock compensation expense related to the issuance of liability awards	—	47	50	97
Expense related to the modification of previously issued stock options, primarily tolling	26	1,453	29	1,508
Tolled stock options accounted for as liability awards and related fair market value adjustments	552	258	22	832
Total stock-based compensation expense	$578	$3,266	$537	$4,381

The Company recognized tax benefits related to equity compensation expense of approximately $2.1 million and $1.7 million in fiscal 2007and fiscal 2006, respectively.

As of February 2, 2008, the Company had the following shares available for grant under its 2005 Equity Plan, assuming that the performance awards issued on December 10, 2008 are earned at 100%:

Performance share target assumption	0%	100%	200%

Shares available at January 28, 2006	1,899,400	1,899,400	1,899,400

Equity award activity during fiscal 2006:
Stock options granted	3,000	3,000	3,000
Performance shares authorized	—	566,500	1,133,000
Performance shares cancelled	—	(22,521)	(45,042)
Net equity award activity during fiscal 2006	3,000	546,979	1,090,958

Shares available at February 3, 2007	1,896,400	1,352,421	808,442

Equity award activity during fiscal 2007:
Stock options granted	113,696	113,696	113,696
Stock options forfeited	(20,000)	(20,000)	(20,000)
Deferred stock granted	536,127	536,127	536,127
Deferred stock forfeited	(39,459)	(39,459)	(39,459)
Performance shares authorized	—	245,681	491,362
2006 performance shares cancelled	—	(543,979)	(1,087,958)
2007 performance shares cancelled	—	(35,709)	(71,418)
Net equity award activity during fiscal 2007	590,364	256,357	(77,650)

Shares available at February 2, 2008	1,306,036	1,096,064	886,092

Stock Options

The fair value of issued stock options has been estimated on the date of grant using the Black-Scholes option pricing model, incorporating the following assumptions:

	For the Fiscal Year Ended
	February 2,	February 3,
	2008	2007
Dividend yield	0%	0%
Volatility factor (1)	45.8%	41.4%
Weighted average risk-free interest rate (2)	3.3%	4.4%
Expected life of options (3)	4.9 years	4.8 years
Weighted average fair value on grant date	$10.67 per share	$19.37 per share

(1)   Expected volatility is based on a 50:50 blend of the historical and implied volatility with a two-year look back on the date of each grant.

(2)   The risk-free interest rate is based on the risk-free rate corresponding to the grant date and expected term.

(3)          The expected option term used in the Black-Scholes calculation is based on a Monte Carlo simulation incorporating a forward-looking stock price model and a historical model of employee exercise and post-vest forfeiture behavior.

Changes in stock options under equity plans for the two fiscal years in the period ended February 2, 2008 are summarized below:

	Fiscal Year Ended
	February 2, 2008		February 3, 2007
	Options	Weighted Average Exercise Price	Options	Weighted Average Exercise Price
Options outstanding at beginning of year	2,321,805	$30.36	3,494,061	$28.34
Repricing (1)	—	5.08	—	—
Granted	113,696	24.46	3,000	46.24
Exercised (2)	(52,049)	15.55	(1,117,286)	23.77
Forfeited	(162,548)	35.21	(57,970)	36.01
Options outstanding at end of year (3)	2,220,904	$31.72	2,321,805	$30.36
Options exercisable at end of year (4)	2,093,289	$32.03	2,172,138	$30.32
Options available for grant at end of year (5)	1,096,064

(1)

During the fourth quarter of fiscal 2007, the Company repriced 730,742 stock options that had a weighted average exercise price of $33.13. After the repricing, these stock options had a weighted average exercise price of $38.21.

(2)	The aggregate intrinsic value of options exercised was approximately $0.5 million and $37.0 million for fiscal 2007 and fiscal 2006, respectively.

(3)	The aggregate intrinsic value of options outstanding at the end of fiscal 2007 was approximately $1.3 million.

(4)	The aggregate intrinsic value of options exercisable at the end of fiscal 2007 was zero.

(5)

Assumes the issuance of performance shares at 100%, net of cancellations. These awards were authorized but not yet considered granted for accounting purposes. If the performance shares are earned at 200%, the resulting options available for grant would be reduced by approximately 210,000.

The following table summarizes information regarding options outstanding at February 2, 2008:

		Options Outstanding			Options Exercisable
Range of Exercise Prices		Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life
$ 8.70	- $19.16	279,861	$14.58	5.0	233,861	$13.71	4.1
$19.88	- $27.65	753,714	25.00	5.1	711,016	24.88	4.8
$28.31	- $42.15	621,129	35.38	6.4	596,129	35.60	6.2
$44.12	- $49.41	566,200	45.12	6.4	552,283	45.14	6.4
$ 8.70	- $49.41	2,220,904	$31.72	5.8	2,093,289	$32.03	5.6

Changes in the Company’s unvested stock options for the fiscal year ended February 2, 2008 were as follows:

	Number of Options	Weighted Average Grant Date Fair Value
	(in thousands)
Unvested options, beginning of year	150	$15.73
Granted	114	9.52
Vested	(82)	15.85
Forfeited	(54)	15.37
Unvested options, end of year	128	10.25

Total unrecognized equity compensation expense related to unvested stock options approximated $1.0 million as of February 2, 2008, which will be recognized over a weighted average period of approximately 2.5 years.

Deferred and Restricted Stock

Changes in the Company’s unvested deferred stock for the fiscal year ended February 2, 2008 were as follows:

	Number of Performance Shares	Weighted Average Grant Date Fair Value
	(in thousands)
Unvested deferred and restricted stock, beginning of year	—	$—
Granted	536	29.76
Vested	(4)	30.04
Forfeited	(39)	30.04
Unvested deferred and restricted stock, end of year	493	$29.74

Performance Awards

Changes in the Company’s unvested Performance Awards for the fiscal year ended February 2, 2008 were as follows:

	Number of Performance Shares	Weighted Average Grant Date Fair Value
	(in thousands)
Unvested performance shares, beginning of year	544	$46.70
Authorized (1)	246	19.00
Vested	—	—
Forfeited (1)	(580)	44.98
Unvested performance shares, end of year	210	$19.00

(1)                                  The grant date for accounting purposes of the 2008 LTIP performance awards has not yet occurred. The weighted average grant date fair value is based on the Company’s stock price as of February 2, 2008.

4. PROPERTY AND EQUIPMENT

Property and equipment consist of the following (in thousands):

	Asset	February 2,
	Life	2008
Property and equipment:
Land and land improvements	—	$3,403
Building and improvements	25 yrs	30,450
Material handling equipment	15 yrs	31,086
Leasehold improvements	Lease life	337,536
Store fixtures and equipment	3-10 yrs	243,552
Capitalized software	5 yrs	51,286
Construction in progress	—	12,033
		709,346
Less accumulated depreciation and amortization		(355,205)
Property and equipment, net		$354,141

During fiscal 2007, the Company recorded asset impairments in continuing operations of $16.6 million, comprised of $14.8 million in impairments related to the Company’s decision to cease construction of our Emerson Lane administrative office building and seek a sublease for the site and $1.8 million of impairment charges related to 12 underperforming stores. During fiscal 2006, the Company recorded in continuing operations approximately $0.4 million related to the write down of leasehold improvements and fixtures in five underperforming stores.

During fiscal 2007, the Company began operations in a new distribution center in Fort Payne, Alabama. The land on which the distribution center was constructed was donated in return for the Company’s commitment to operate the center in Fort Payne. The fair value of the land was estimated at $1.8 million and was recorded as a credit to additional paid-in capital. In addition, the Company incurred construction costs of $67.3 million to complete the project.

The Company capitalized approximately $9.2 million in external software and approximately $0.6 million in programming and development costs of employees in fiscal 2007.  Amortization expense of capitalized software was $7.2 million in fiscal 2007.

During fiscal 2007, the Company capitalized approximately $0.6 million of interest costs primarily relating to the construction of the Company’s Fort Payne distribution center and its Emerson Lane administrative facility. During fiscal 2006 the Company capitalized no interest costs.

As of February 2, 2008, the Company had $7.4 million in property and equipment in continuing operations for which payment had not been made and $9.8 million in property and equipment in discontinued operations for which payment had not been made. These amounts are included in accounts payable and accrued expenses and other current liabilities.

5. CREDIT FACILITIES

In accordance with certain terms of the License Agreement and the Company’s credit facilities, The Company segregated its credit facility borrowings and letter of credit activity for The Children’s Place and the Disney Store businesses.

2007 Amended Loan Agreement; Letter of Credit Agreement

In June 2007, the Company entered into a Fifth Amended and Restated Loan and Security Agreement (the “2007 Amended Loan Agreement”) and a new letter of credit agreement (the “Letter of Credit Agreement”) with Wells Fargo Retail Finance, LLC (“Wells Fargo”) as senior lender and syndication and administrative agent, and the Company’s other senior lenders to support The Children’s Place business, the seasonality of the Company’s capital needs and to reduce the fees associated with its credit facility borrowings . The 2007 Amended Loan Agreement provides a facility maximum of $100 million for borrowings and letters of credit, with a $30 million “accordion” feature that enables the Company, at its option, to increase the facility to an aggregate amount of $130 million, subject to an availability covenant which restricts maximum borrowings to 90% of the facility maximum, or $117 million.

There is also a seasonal over-advance feature that enables the Company to borrow up to an additional $20 million from July 1 through October 31, subject to satisfying certain conditions, including a condition relating to earnings before interest, taxes, depreciation and amortization (“EBITDA”) on a trailing 12 month basis based upon the most recent financial statements furnished to Wells Fargo and the Company’s estimate of projected pro forma EBITDA for the over-advance period. On November 2, 2007, the Company entered into an amendment of the 2007 Amended Loan Agreement (the “First Amendment”), extending the period of the over-advance feature of the credit facility until November 30 for fiscal 2007. The Company paid a fee of $30,000 in connection with this amendment. The term of the facility ends on November 1, 2010. If the Company terminates the 2007 Amended Loan Agreement during the first year, there is a termination fee of 0.5% of the $100 million facility maximum ($130 million if the facility maximum has been increased via the accordion feature) plus any seasonal over-advance amounts in effect. The LIBOR margin is 1.00% to 1.50%, depending on the Company’s average excess availability, and the unused line fee is 0.25%.

Credit extended under the 2007 Amended Loan Agreement is secured by a first priority security interest in substantially all of the Company’s assets, other than assets in Canada and Puerto Rico and assets owned by Hoop. The amount that can be borrowed under the 2007 Amended Loan Agreement depends on levels of inventory and accounts receivable relating to The Children’s Place business. The 2007 Amended Loan Agreement contains covenants, which include limitations on annual capital expenditures, maintenance of certain levels of excess collateral, and a prohibition on the payment of dividends. The 2007 Amended Loan Agreement also contains covenants permitting the Company to invest without restriction in Hoop up to $20 million, $55 million, $36 million and $52 million in fiscal years 2007, 2008, 2009 and 2010, respectively, and together with the amounts the Company may be required to invest in Hoop pursuant to the Guaranty and Commitment, are not permitted to exceed a maximum aggregate of $175 million over the term of the credit facility.

Under the Letter of Credit Agreement, the Company can issue letters of credit for inventory purposes for up to $60 million to support The Children’s Place business. The Letter of Credit Agreement can be terminated at any time by either the Company or Wells Fargo. Interest is paid at the rate of 0.75%(or 1.00% during any period in which amounts remain outstanding under the seasonal over-advance feature under the 2007 Amended Loan Agreement)  on the aggregate undrawn amount of all letters of credit outstanding. The Company’s obligations under the Letter of Credit Agreement are secured by a security interest in substantially all of the assets of The Children’s Place business, other than assets in Canada and Puerto Rico, and assets of Hoop. Upon any termination of the Letter of Credit Agreement, the Company would be required to fully collateralize all outstanding letters of credit issued thereunder and, if the Company failed to do so, its outstanding liability under the letter of credit agreement would reduce its borrowing capacity under the 2007 Amended Loan Agreement.

Prior to the 2007 Amended Loan Agreement, the Company borrowed under the 2004 Amended Loan Agreement, which contained covenants substantially similar to the 2007 Amended Loan Agreement, except the 2004 Amended Loan Agreement: (i) permitted borrowings up to $130 million (including a sublimit for letters of credit of $100 million), (ii) provided for amounts outstanding to bear interest at a floating rate equal to the prime rate or, at the Company’s option, a LIBOR rate plus a pre-determined margin of 1.50% to 3.00%, and (iii) contained an unused line fee of 0.38%.

As of February 2, 2008, the Company has activated its accordion feature and had access to its seasonal over-advance feature. The following table presents the components (in millions) of the Company’s credit facilities for its Children’s Place business as of February 2, 2008:

February 2, 2008
2007 Amended Loan Agreement/2004 Amended Loan Agreement (1)
Outstanding borrowings	$69.6
Letters of credit outstanding—merchandise	—
Letters of credit outstanding—standby	14.3
Utilization of credit facility at end of period	83.9
Availability covenant (2)	13.0
Availability	33.1
Facility maximum(3)	130.0

Average loan balance during the period (4)	$44.1
Highest borrowings during the period (4)	$116.8
Average interest rate	7.21%
Interest rate at end of period	6.00%
Letter of Credit Agreement (4)
Letters of credit outstanding—merchandise	$26.5
Letter of credit facility maximum	$60.0

(1)                                  As of February 2, 2008, the Company was borrowing under its 2007 Amended Loan Agreement and its Letter of Credit Agreement and had activated its accordion feature.

(2)                                  Under the 2007 Amended Loan Agreement, the Company is required to keep a minimum of the facility maximum available.

(3)                                  Under the 2007 Amended Loan Agreement, the facility maximum is the lesser of $130 million, subject to an availability covenant which restricts maximum borrowings to 90% of the facility maximum, or The Children’s Place business’ defined borrowing base.

(4)                                  The Letter of Credit Agreement can be terminated at any time by either the Company or Wells Fargo.

Primarily as a result of the Company’s restatement and the delay in completion of its financial statements, the Company was not in compliance with the financial reporting covenants under the 2007 Amended Loan Agreement during fiscal 2007. However, the Company obtained waivers from its lenders for such noncompliance. There were no fees associated with obtaining these waivers through August 30, 2007; however, the Company was required to pay a fee of $102,000 to extend the waiver from August 30, 2007 through January 1, 2008. In addition, the Company paid an anniversary fee of approximately $163,000 during fiscal 2007.

In addition, the Company determined that it was not in compliance with the Amended Loan Agreement because The Children’s Place business had guaranteed three Disney Store operating leases. The Company obtained a waiver from its lenders related to this guarantee.

Amended Hoop Loan Agreement

In connection with the acquisition of the Disney Store business in 2004, the domestic Hoop entity entered into a Loan and Security Agreement (the “Hoop Loan Agreement”) with Wells Fargo as senior lender and syndication and administrative agent, and certain other lenders, establishing a senior secured credit facility for Hoop. In June 2007, concurrent with the execution of the 2007 Amended Loan Agreement, and in August 2007, the Company entered into Second and Third Amendments to the Hoop Loan Agreement, both with Wells Fargo, as senior lender and administrative and syndication agent, and the other lenders (together with the Hoop Loan Agreement, the “Amended Hoop Loan Agreement”) to reduce the interest rates charged on outstanding borrowings and letters of credit. The Amended Hoop Loan Agreement provided a facility maximum of $75 million for borrowings and provided for a $25 million accordion feature that enabled the Company to increase the facility to an aggregate amount of $100 million, subject to an availability restriction which limited maximum borrowings to 90% of the facility maximum, or $90 million. The accordion feature was available at the Company’s option, subject to the amount of eligible inventory and accounts receivable of the domestic Hoop entity. The Amended Hoop Loan Agreement was terminated on March 26, 2008 as a result of the filing of the Cases and Hoop was required to pay a termination fee of approximately $0.4 million.

Amounts outstanding under the Amended Hoop Loan Agreement bore interest at a floating rate equal to the prime rate or, at Hoop’s option, the LIBOR rate plus a pre-determined margin. Depending on the domestic Hoop entity’s level of excess availability, the LIBOR margin was 1.50% or 1.75%, commercial letter of credit fees were 0.75% or 1.00%, and standby letter of credit fees were 1.25% or 1.50%. The unused line fee was 0.25%.

Prior to June 2007, the Company borrowed under the Hoop Loan Agreement. Covenants under the Hoop Loan Agreement were substantially similar to those under the Amended Hoop Loan Agreement, except that the Hoop Loan Agreement: (i) permitted borrowings up to $100 million (including a sublimit for letters of credit of $90 million), (ii) provided for amounts outstanding to bear interest at a floating rate equal to the prime rate plus a margin of 0.25% or, at Hoop’s option, the LIBOR rate plus a pre-determined margin of 2.00% or 2.25%, depending on the domestic Hoop entity’s level of excess availability, and (iii) contained an unused line fee of 0.30%.

Credit extended under the Amended Hoop Loan Agreement was secured by a first priority security interest in substantially all the assets of the domestic Hoop entity as well as a pledge of a portion of the equity interests in Hoop Canada. The Amended Hoop Loan Agreement also contained covenants, including limitations on indebtedness, limitations on capital expenditures and restrictions on the payment of dividends and indebtedness.

The following table presents the components (in millions) of the Company’s credit facility for its Disney Store business as of February 2, 2008:

February 2, 2008 (1)
Amended Hoop Loan Agreement/Hoop Loan Agreement
Outstanding borrowings	$19.4
Letters of credit outstanding—merchandise	17.6
Letters of credit outstanding—standby	3.5
Utilization of credit facility at end of period	40.5
Availability	18.1
Facility maximum (2)	58.6

Average loan balance during the period	$3.1
Highest borrowings during the period	$26.1
Average interest rate	7.41%
Interest rate charged at end of period	6.00%

(1)                                  As of February 2, 2008, the Company was borrowing under its Amended Hoop Loan Agreement and had not activated its accordion feature.

(2)                                  Under the Amended Hoop Loan Agreement, the facility maximum is the lesser of $67.5 million (i.e., 90% of permitted borrowings of $75 million) or Hoop’s defined borrowing base. As of February 2, 2008, the Company’s defined borrowing base was $58.6 million.

Primarily as a result of the delay in completion of the Company’s financial statements, the Company was not in compliance during fiscal 2007 with the financial reporting covenants under the Amended Hoop Loan Agreement or the related provision requiring Hoop to comply with the License Agreement. However, the Company obtained waivers from its lenders for such noncompliance. There were no fees associated with obtaining these waivers through August 30, 2007. However, the Company was required to pay a fee of $48,000 to extend the waiver from August 30, 2007 through January 1, 2008.

As a result of the Filings, outstanding indebtedness, in the amount of approximately $9.3 million in borrowings under the Amended Hoop Loan Agreement was frozen and capped as of March 26, 2008 (see Note 2- Discontinued Operations)..

Letter of Credit Fees

Letter of credit fees, which are included in cost of sales, approximated $0.5 million in fiscal 2007.

6. INTEREST INCOME (EXPENSE), NET

The following table presents the components of the Company’s interest income (expense), net from continuing operations (in thousands):

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
Interest income	$2,808	$1,893
Tax-exempt interest income	955	1,499
Total interest income	3,763	3,392

Less:
Interest expense – credit facilities	3,205	53
Capitalized interest	(594)	—
Unused line fee	147	286
Amortization of deferred financing fees	59	76
Other fees	1,312	270
Interest income (expense), net	$(366)	$2,707

7. PREPAID EXPENSES AND OTHER CURRENT ASSETS

Prepaid expenses and other current assets are comprised of the following (in thousands):

February 2,
2008
Prepaid income taxes	$29,092
Prepaid property expense	17,139
Prepaid maintenance contracts	3,928
Prepaid advertising	3,394
Prepaid insurance	1,226
Prepaid supplies	596
Prepaid assets of Hoop (see Note 2)	11,214
Other prepaid expenses	1,000
Prepaid expenses and other current assets	$67,589

8. ACCRUED EXPENSES AND OTHER CURRENT LIABILITIES

Accrued expenses and other current liabilities are comprised of the following (in thousands):

February 2,
2008
Accrued salaries and benefits	$28,098
Customer liabilities	20,170
Accrued construction-in-progress	5,560
Accrued store expenses	5,191
Accrued real estate expenses	6,090
Accrued professional fees	6,988
Sales taxes and other taxes payable	7,109
Accrued marketing	3,819
Accrued insurance	2,434
Accrued freight	1,966
Accrued exit costs	1,728
Accrued expenses of Hoop (see Note 2)	41,662
Other accrued expenses	6,052
Accrued expenses and other current liabilities	$136,867

9. COMMITMENTS AND CONTINGENCIES

The Company has summarized its contractual obligations for its continuing The Children’s Place business and for its discontinued operations, the Disney Store business as of February 2, 2008. To the extent that contractual obligations and commercial commitments were not assumed by Disney in the Private Sale, these obligations and commitments will be resolved under the jurisdiction of the U.S. Bankruptcy Court and the Canadian Bankruptcy Court, as applicable.

Continuing Operations

Operating Lease Commitments

The Company leases all of its stores, offices and distribution facilities (except the Ft. Payne, Alabama distribution center which the Company owns), and certain office equipment, store fixtures and automobiles, under operating leases expiring through 2023. The leases require fixed minimum annual rental payments plus, under the terms of certain leases, additional payments for taxes, other expenses and additional rent based upon sales.

Store, office and distribution facilities minimum rent, contingent rent and sublease income from continuing operations are as follows (in thousands):

	For the Fiscal Year Ended
	February 2,	February 3,
	2008	2007
Minimum rentals	$134,848	$121,785
Additional rent based upon sales	2,025	1,735
Sublease income	(529)	(559)

Future minimum annual lease payments under the Company’s operating leases for its continuing operations at February 2, 2008 are as follows (dollars in thousands):

Operating Leases
2008	$145,995
2009	140,200
2010	124,762
2011	105,614
2012	83,390
Thereafter	245,277
Total minimum lease payments	$845,238

New Store and Remodel Capital Commitments

As of February 2, 2008, the Company executed 24 leases for new stores and 12 remodels for The Children’s Place business. The Company estimates the capital expenditures required to open and begin operating these stores will be approximately $36.9 million. The Company also expects to receive landlord lease incentives of approximately $10.4 million related to these stores.

Purchase Commitments

As of February 2, 2008, the Company has entered into various purchase commitments for merchandise for re-sale of approximately $291 million and approximately $1.3 million for equipment, construction and other non-merchandise commitments.

Employment Agreements

The Company has entered into employment agreements with certain of its executives which provide for the payment of severance up to one and a half times the executive’s salary and certain benefits following any termination without cause. These contracts commit the Company, in the aggregate, to approximately $2.7 million of employment termination costs, of which approximately $2.4 million represents severance payments. In addition, there is approximately $2.6 million committed to certain executives in the event of a change in control of the Company.

Discontinued Operations

The commitments and contingencies below reflect the obligations of the Hoop Entities as of February 2, 2008. As further discussed in Note 2- Discontinued Operations, as a result of the Filings, the Hoop Entities have operated their business as a “debtor-in –possession” under the jurisdiction of the U.S. Bankruptcy Court or Canadian Bankruptcy Court, as applicable. As a “debtor-in-possession,” Hoop expects to settle its “liabilities subject to compromise” with its restricted assets by the end of fiscal 2008.

Additionally, as a result of the Private Sale, the Hoop Entities transferred its lease obligations for 217 Disney Stores to affiliates of Disney. In connection with the closing of the Private Sale, Disney’s relevant affiliates released Hoop from its rights and obligations under the License Agreement, the Guaranty and Commitment Agreement and Refurbishment Agreement.

Operating Lease Commitments

For the Disney Store business, the Company leased all of its stores and its Pasadena office and certain office equipment, store fixtures and automobiles, under operating leases expiring through 2019. The leases required fixed minimum annual rental payments plus, under the terms of certain leases, additional payments for taxes, other expenses and additional rent based upon sales.

Store, office and distribution facilities minimum rent, contingent rent and sublease income from discontinued operations were as follows (in thousands) as of February 2, 2008:

	For the Fiscal Year Ended
	February 2,	February 3,
	2008	2007
Minimum rentals	$55,884	$53,824
Additional rent based upon sales	129	288

Future minimum annual lease payments under the Company’s operating leases for its discontinued operations at February 2, 2008 were as follows (dollars in thousands):

Operating Leases
2008	$50,458
2009	46,794
2010	44,673
2011	43,641
2012	40,880
Thereafter	111,184
Total minimum lease payments	$337,630

Disney License Agreement Commitments

The Company’s acquisition of the DSNA Business was structured to create Hoop as separate legal entities to fund and operate the Disney Store business. The domestic Hoop entity was capitalized with $50 million at the Original Acquisition. In addition, the Company had agreed to invest up to an additional $50 million (which amount was subject to increase if certain distributions are made) to enable Hoop to comply with its respective obligations under the License Agreement and otherwise to fund its operations. On March 18, 2008, the Company had made a capital contribution of $8.3 million to Hoop. The Company also had guaranteed royalty payments and other obligations under the License Agreement up to a maximum of $25 million, plus expenses.

Beginning in fiscal 2007, under the License Agreement, as amended in April 2006, Hoop was also subject to minimum royalties. The minimum royalty payment was computed as the greater of:

•                  60% of the royalty that would have been payable under the terms of the License Agreement for acquired stores in the base year, which was the year ended October 2, 2004, as if the License Agreement had been in effect in that year, increased at the rate of the Consumer Price Index, or

•                  80% of the average of the royalty amount payable in the previous two years.

The Company estimated that the minimum royalty under the License Agreement would approximate $300 million over the remainder of the 15-year term of the License Agreement. This estimate did not include future increases or decreases in Disney Store sales and cost of living adjustments since these are unknown contingencies.

The following table represented Hoop’s store opening, remodeling and maintenance commitments for the Disney Store business for the remainder of the initial term of the License Agreement (through fiscal 2019) taking into account the requirements of the Refurbishment Amendment that applied through fiscal 2011. The Company was released from this obligation in conjunction with the Private Sale:

	Payment Due By Period
Contractual Obligations	Total	1 year or less	1—3 years	3—5 years	More than 5 years
(dollars in thousands)
Disney Store remodel and maintenance obligations	$322,198	$46,995	$86,990	$44,145	$144,068

New Store and Remodel Capital Commitments

As of February 2, 2008, the Hoop executed 8 leases for new stores for the Disney Store. Due to the filing of the Cases, no capital expenditures are planned for the Disney Stores.

Purchase Commitments

As of February 2, 2008, Hoop had entered into various purchase commitments for merchandise for re-sale of approximately $102 million for the Disney Store and approximately $6.2 million in equipment, construction and other non-merchandise commitments.

10. LEGAL AND REGULATORY MATTERS

The Company is involved in various legal proceedings arising in the normal course of its business and reserves for litigation settlements and contingencies when it can determine that an adverse outcome is probable and can reasonably estimate associated losses. Estimates are adjusted as facts and circumstances require. In the opinion of management, any ultimate liability arising out of such proceedings will not have a material adverse effect on the Company’s financial condition.

Matters Related to Stock Option Practices

SEC and U.S. Attorney Investigations

On September 29, 2006, the Division of Enforcement of the SEC informed the Company that it had initiated an informal investigation into the Company’s stock option granting practices. In addition, the Office of the U.S. Attorney for the District of New Jersey has initiated an investigation into the Company’s option granting practices. The Company has cooperated with these investigations and has briefed both authorities on the results of the Special Committee’s investigation. There have been no developments in these matters since that time.

Shareholder Derivative Litigation

On January 17, 2007, a stockholder derivative action was filed in the United States District Court, District of New Jersey against certain current members of the Board and certain current and former senior executives. The Company has been named as a nominal defendant. The complaint alleges, among other things, that certain of the Company’s current and former officers and directors (i) breached their fiduciary duties to the Company and its stockholders and were unjustly enriched by improperly backdating certain grants of stock options to officers and directors of the Company, (ii) caused the Company to file false and misleading reports with the SEC, (iii) violated the Exchange Act and common law, (iv) caused the Company to issue false and misleading public statements, and (v) were negligent and abdicated their responsibilities to the Company and its stockholders. The complaint seeks money damages, an accounting by the defendants for the proceeds of sales of any allegedly backdated stock options, and the costs and disbursements of the lawsuit, as well as equitable relief. The defendants have moved to dismiss the action and on or about June 15, 2007, the plaintiff filed an amended complaint adding, among other things, a claim for securities fraud under SEC rule 10b-5. On February 4, 2008, the plaintiff filed a second amended complaint adding additional defendants and claims. The outcome of this litigation is uncertain; while the Company believes there are valid defenses to the claims and will defend itself vigorously, no assurance can be given as to the outcome of this litigation. The litigation could distract management and directors from the Company’s affairs, the costs and expenses of the litigation could unfavorably affect the Company’s net earnings and an unfavorable outcome could adversely affect the reputation of the Company.

Class Action Litigation

On September 21, 2007 a second stockholder class action was filed against the Company and certain current and former senior executives in the United States District Court, Southern District of New York. This complaint alleges, among other things, that certain of the Company’s current and former officers made statements to the investing public which misrepresented material facts about the business and operations of the Company, or omitted to state material facts required in order for the statements made by them not to be misleading, causing the price of the Company’s stock to be artificially inflated in violation of provisions of the Exchange Act, as amended. It alleges that more recent disclosures establish the misleading nature of these earlier disclosures. The complaint seeks money damages plus interest as well as costs and disbursements of the lawsuit. On October 10, 2007, a third stockholder class action was filed in the United States District Court, Southern District of New York, against the Company and certain of its current and former senior executives. This complaint alleges, among other things, that certain of the Company’s current and former officers made statements to the investing public which misrepresented material facts about the business and operations of the Company, or omitted to state material facts required in order for the statements made by them not to be misleading, thereby causing the price of the Company’s stock to be artificially inflated in violation of provisions of the Exchange Act, as amended. According to this complaint, more recent disclosures establish the misleading nature of these earlier disclosures. This complaint seeks, among other relief, class certification of the lawsuit, compensatory damages plus interest, and costs and expenses of the lawsuit, including counsel and expert fees. These two actions have been consolidated and the plaintiff filed a consolidated amended class action complaint on February 28, 2008. The outcome of this litigation is uncertain; while we believe there are valid defenses to the claims and we will defend ourselves vigorously, no assurance can be given as to the outcome of this litigation. The litigation could distract our management and directors from the Company’s affairs, the costs and expenses of the litigation could unfavorably affect our net earnings and an unfavorable outcome could adversely affect the reputation of the Company.

On or about September 28, 2007, Meghan Ruggiero filed a complaint against the Company and its subsidiary, Hoop Retail Stores, LLC, in the United States District Court, Northern District of Ohio on behalf of herself and similarly situated individuals. The lawsuit alleges violations of the Fair and Accurate Credit Transactions Act (“FACTA”) and seeks class certification, an award of statutory and punitive damages, attorneys’ fees and costs, and injunctive relief. The plaintiff filed an amended complaint on January 25, 2008. The outcome of this litigation is uncertain; while the Company believes there are valid defenses to the claims and will defend itself vigorously, no assurance can be given as to the outcome of this litigation. Effective as of March 26, 2008, the prosecution of this lawsuit against Hoop was stayed under the automatic stay provisions of the U.S. Bankruptcy Code by reason of Hoop’s petition for relief filed that same day.

On or about February 21, 2008, a stockholder class action was filed in the Superior Court of New Jersey, Chancery Division, Hudson County against the Company and all of the members of the Company’s Board of Directors. In response to the possibility that Ezra Dabah may acquire the Company, the complaint alleges, among other things, that approval of the proposed acquisition would constitute a breach of Mr. Dabah’s duty of loyalty and would constitute unfair dealing. The complaint also alleges that the proposed acquisition allegedly does not satisfy the entire fairness standard and none of the Board of Directors can, consistent with their fiduciary duties of care and good faith, approve the proposed acquisition. The complaint seeks, among other things, to permanently enjoin the Company from approving the proposed acquisition, declaratory judgment, and fees, expenses and costs. The outcome of this litigation is uncertain; while the Company believes there are valid defenses to the claims and will defend itself vigorously, no assurance can be given as to the outcome of this litigation. The litigation could distract the management and directors from the Company’s affairs, the costs and expenses of the litigation could unfavorably affect the Company’s net earnings and an unfavorable outcome could adversely affect the reputation of the Company.

Other Litigation

On or about July 12, 2006, Joy Fong, a former Disney Store manager in the San Francisco district, filed a lawsuit against the Company and its subsidiary Hoop Retail Stores LLC in the Superior Court of California, County of Los Angeles. The lawsuit alleges violations of the California Labor Code and California Business and Professions Code and seeks class action status on behalf of Ms. Fong and other individuals similarly situated. The Company filed its answer on August 11, 2006 denying any and all liability, and on January 14, 2007, Ms. Fong filed an amended complaint, adding Disney as a defendant. The Company believes it has meritorious defenses to the claims. The outcome of this litigation is uncertain; while the Company believes there are valid defenses to the claims, the Company cannot reasonably estimate the amount of loss or range of loss that might be incurred as a result of this matter. Effective as of March 26, 2008, the prosecution of this lawsuit against Hoop was stayed under the automatic stay provisions of the U.S. Bankruptcy Code by reason of Hoop’s petition for relief filed that same day.

On or about February 15, 2005, Michael Scott Smith, a former co-sales manager for The Children’s Place in the San Diego district, filed a lawsuit against the Company in the Superior Court of California, County of Los Angeles. The lawsuit alleges violations of the California Labor Code and California Business and Professions Code and seeks class action on behalf of Mr. Smith and other individuals similarly situated. On October 19, 2007, the Company entered into a class action settlement with the plaintiff’s counsel and signed a memorandum of understanding providing for, among other things, a maximum total payment of $2.1 million, inclusive of attorneys’ fees, costs, and expenses, service payments to the class representative, and administration costs, in exchange for a full release of all claims and dismissal of the lawsuit. The court granted preliminary approval of the settlement on November 29, 2007 in the amount of $1.6 million and set a hearing for final approval of the settlement on March 28, 2008. The Company has accrued $1.6 million and $2.1 million for this settlement as of February 2, 2008 and February 3, 2007, respectively.

On February 21, 2008, Ezra Dabah filed an action against the Company in the Court of Chancery of the State of Delaware requesting that the Court compel the Company to hold an annual meeting of stockholders within 45 days from the filing of the action and seeking costs and fees associated with the action. On March 25, 2008, Mr. Dabah’s claims were denied by the Court.

Regulatory Matters

Nasdaq Proceedings

As the Company did not timely file its Quarterly Reports on Form 10-Q for the quarters ended July 29, 2006 and October 28, 2006, its Annual Report on Form 10-K for fiscal 2006, and its Quarterly Reports on Form 10-Q for the quarters ended May 5, 2007 and August 4, 2007 (collectively, the “Required Reports”), the Company was out of compliance with the reporting requirements of the SEC and the Nasdaq Global Select Market (“Nasdaq”) for more than one year. On December 5, 2007, the Company filed the Required Reports with the SEC.

On February 6, 2008, the Company received a notice of non-compliance with Nasdaq rules citing our failure to solicit proxies and hold an annual meeting of shareholders for the fiscal year ended February 3, 2007, no later than February 3, 2008. Nasdaq listing rules require that all issuers solicit proxies and hold an annual meeting of its shareholders within 12 months of the end of the issuer’s fiscal year end. The Company requested an exception to this rule and submitted a plan of compliance to Nasdaq whereby it anticipates holding the annual shareholders’ meeting on June 27, 2008. On March 20, 2008, the Company appeared before the Nasdaq Listing Qualifications Panel with respect to this request and the Company is awaiting their decision.

Following the resignation of an independent member of the Company’s Board of Directors in February 2008, the Company has six directors, three of whom are independent directors. As a result of this resignation, the Company’s Board is no longer comprised of a majority of independent directors and therefore is not in compliance with Nasdaq Marketplace Rule 4350(c)(1). On March 5, 2008, the Company received a notice of non-compliance with Nasdaq’s independent director requirements. The Company has until August 2008 to regain compliance to avoid delisting. There can be no assurance that the Company will find a suitable, qualified candidate to fill the vacancy and regain compliance with this listing standard.

11. INCOME TAXES

Components of the Company’s (benefit) provision for income taxes consisted of the following (in thousands):

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
Continuing Operations
Current -
Federal	$37,184	$33,427
State	14,923	11,034
Foreign	21,774	19,578
Total current	73,881	64,039
Deferred -
Federal	(46,153)	(23,877)
State	(10,734)	(4,346)
Foreign	1,919	(1,076)
Total deferred	(54,968)	(29,299)
Tax provision as shown on the consolidated statements of income	$18,913	$34,740
Effective tax rate	65.5%	29.2%

Discontinued Operations
Federal	$(35,667)	$1,069
State	(10,676)	408
Foreign	(1,754)	(279)
Total (benefit) provision	$(48,097)	$1,198

U.S. and foreign pretax income (loss) from continuing operations was as follows (in thousands):

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
U.S.	$(50,308)	$56,042
Foreign	79,181	62,969
Total	$28,873	$119,011

A reconciliation between the calculated tax provision on income based on the statutory rates in effect and the effective tax rate for continuing operations is as follows (in thousands):

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
Continuing Operations
Calculated income tax (benefit) provision at Federal statutory rate	$10,106	$41,654
State income taxes, net of Federal benefit	2,723	4,348
Foreign tax rate differential	(4,023)	(5,412)
Stock option related expenses	27	(65)
Repatriation of foreign income	6,122	—
Nondeductible expenses	3,518	2,564
Foreign tax credits	—	(9,479)
Other	440	1,130
Total tax provision	$18,913	$34,740

Discontinued Operations
Calculated income tax (benefit) provision at Federal statutory rate	$(41,169)	$1,510
State income taxes, net of Federal benefit	(6,940)	265
Foreign tax rate differential	359	147
Nondeductible expenses	(287)	(565)
Other	(60)	(159)
Total tax (benefit) provision	$(48,097)	$1,198

Temporary differences which give rise to deferred tax assets and liabilities are as follows (in thousands):

February 2,
2008
Current –
Assets
Inventory	$15,697
Reserves	15,559
Foreign tax credits	—
Total current assets	31,256
Liabilities – prepaid expenses	(5,935)
Total current, net	25,321
Noncurrent –
Property and equipment	62,182
Deferred rent	19,744
Deferred royalty	17,085
Equity compensation	6,888
Foreign tax credits	12,704
Reserves	5,699
Other	3,207
Total gross noncurrent	127,509
Valuation allowance	(2,217)
Net noncurrent	125,292
Total deferred tax asset, net	$150,613

During the fourth quarter of 2007, the Company received a cash dividend of approximately $45 million from its Hong Kong subsidiary. The Company has provided U.S. tax on its foreign earnings associated with the subsidiaries in Hong Kong and Shanghai since it is no longer permanently reinvested in these earnings. The Company’s fiscal 2007 tax provision was increased by approximately $6.1 million due to this transaction.

During the fourth quarter of 2006, the Company received a one time cash dividend of approximately $17 million from some of its Canadian subsidiaries. This dividend brought with it approximately $24 million of foreign tax credits. These foreign tax credits can be utilized to reduce U.S. income tax and expire in 2016. The Company’s fiscal 2006 tax provision was reduced by approximately $9.5 million after the effect of this transaction. Foreign tax credits are allowed to be carried back one year and carried forward for 10 years.

As of February 2, 2008, the Company has not provided for Federal taxes on approximately $42 million of unremitted earnings of its foreign subsidiaries located in Canada and Barbados. The Company intends to reinvest these earnings overseas to fund expansion in these markets. Accordingly, the Company has not provided any provision for income tax expense in excess of foreign jurisdiction income tax requirements relative to such unremitted earnings in the accompanying financial statements.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become realizable. Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment. Based upon the projections for future taxable income over the periods in which the deferred tax assets are realizable as of February 2, 2008, management believes the Company has recorded an amount that is more likely than not realizable related to the benefits of these assets. The Company has recorded a valuation allowance of approximately $2.2 million on deferred tax assets related to its Canadian Hoop entity.

The Company is subject to tax in the United States and in various states and foreign jurisdictions. The Company, joined by its domestic subsidiaries, files a consolidated income tax return for Federal income tax purposes. With few exceptions, the Company is no longer subject to U.S. Federal, state and local income tax or non-U.S. income tax examinations by tax authorities for tax years before fiscal 2004. The Internal Revenue Service (“IRS”) commenced an examination of the Company’s U.S. consolidated income tax returns for the years 2004 through 2006 during the second quarter of fiscal 2007. Based on its work to date, the IRS has not proposed any adjustments to any of the Company’s tax positions.

Adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement No. 109”

The Company adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes—An Interpretation of FASB Statement 109” (“FIN 48”) on February 4, 2007. FIN 48 clarifies the accounting and reporting for uncertainty in income taxes recognized in an entity’s financial statements in accordance with FASB Statement No. 109, “Accounting for Income Taxes”, and prescribes a recognition threshold and measurement criteria for financial statement disclosure of tax positions taken or expected to be taken on a tax return. Under FIN 48, the impact of an uncertain income tax position on the income tax return must be recognized at the largest amount that is more-likely-than-not to be sustained upon audit by the relevant taxing authority. An uncertain income tax position will not be recognized if it has less than a 50% likelihood of being sustained. Additionally, FIN 48 provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosure and transition.

The cumulative effect of adopting FIN 48 was an approximate $6.6 million decrease to beginning retained earnings as of February 4, 2007. Consistent with the provisions of FIN 48, the Company reclassified approximately $6.2 million of income tax liabilities from current to non-current liabilities because payment of cash is not anticipated within one year of the balance sheet date and increased its tax reserves approximately $15.1 million. The total amount of unrecognized tax benefits as of the date of adoption was approximately $21.3 million. Included in the balance of unrecognized tax benefits on February 4, 2007, is a net amount of approximately $12.8 million that, if recognized, would favorably affect the Company’s effective tax rate and a balance of approximately $8.5 million relating to offsetting tax benefits associated with the federal tax benefit from state income taxes, the federal and state tax benefit of interest, and timing adjustments. The Company does not anticipate any significant payments with respect to any of these liabilities in the next 12 months.

The Company adopted the provisions of FIN 48 on February 4, 2007. A reconciliation of the beginning and ending amounts of unrecognized tax benefits, excluding accrued interest and penalties, is as follows (in thousands):

Amount
Beginning balance at February 4, 2007 (date of adoption)	$16,109
Additions for current year tax positions	2,038
Additions for prior year tax positions	271
Reductions for prior year tax positions	(1,364)
Settlements	(204)
Reductions due to a lapse of the applicable statute of limitations	(359)
Ending balance at February 2, 2008	$16,491

Approximately $14.0 million of unrecognized tax benefits at February 2, 2008 would affect the Company’s effective tax rate if recognized.

The Company accrued interest and penalties related to unrecognized tax benefits as part of the provision for income taxes. At February 2, 2008 and February 4, 2007 (the date of adoption), accrued interest and penalties included in the FIN 48 reserve amounted to approximately $7.0 million and $5.2 million, respectively. During fiscal 2007, the Company recognized interest and penalties of approximately $1.0 million and $0.3 million, net of tax benefit, respectively. The Company recorded approximately $1.4 million of FIN 48 expense during the fiscal year ended February 2, 2008, which is included in income tax expense in the consolidated statements of operations.

12. SAVINGS AND INVESTMENT PLANS

The Company has adopted The Children’s Place 401(k) Savings Plan (the “401(k) Plan”), which qualifies under Section 401(k) of the Internal Revenue Code of 1986, as amended (the “Code”). The 401(k) Plan is a defined contribution plan established to provide retirement benefits for employees. The 401(k) Plan is employee funded up to an elective annual deferral and also provides for the Company to make matching contributions to the 401(k) Plan.

The 401(k) Plan is available for all employees who have completed 90 days of service with the Company. Following guidance in IRS Notice 98-52 related to the design-based alternative, or “safe harbor,” 401(k) plan method, the Company has modified its 401(k) Plan regarding future Company match contributions for non-highly compensated associates, as defined in the Code. For non-highly compensated associates, the Company matches the first 3% of the participant’s contribution and 50% of the next 2% of the participant’s contribution and the Company match contribution vests immediately. For highly compensated associates, the Company matches the lesser of 50% of the participant’s contribution or 2.5% of the participant’s covered compensation and the Company match contribution vests over five years. The Company’s fiscal 2007 matching contributions were approximately $2.0 million.

Under statutory requirements, the Company contributes to retirement plans for its Canadian and Asian operations. Contributions under these plans in fiscal 2007 were approximately $0.2 million.

Stock Purchase Plans

The Company’s ESPP was authorized to issue up to 360,000 shares of common stock for employee purchase through payroll deductions. During fiscal 2007, employees purchased stock at 95% of fair market value. As of February 2, 2008, there were 174,693 shares available for grant under the ESPP. All employees of the Company who have completed at least 90 days of employment and attained 21 years of age are eligible to participate, except for employees who own common stock or options on such common stock which represents 5% or more of the Company’s outstanding common stock. On September 14, 2006, as a result of the Company’s investigation into its stock option practices, the Company suspended employee deductions and related stock purchases under the ESPP. During fiscal 2007, the Company did not resume the ESPP after the completion of the stock option investigation. During fiscal 2007, there were no shares issued under the ESPP.

13. SEGMENT AND GEOGRAPHIC INFORMATION

Since the acquisition of the Disney Stores in November 2004, the Company had segregated its operations based on management responsibility: The Children’s Place business and the Disney Stores. Since the Disney Stores have been reported as a discontinued operation, the Company manages its business as one entity and will no longer provide segment information.

Revenues form continuing operations attributable to domestic and foreign operations were as follows (in millions):

	Fiscal Year Ended
	February 2,	February 3,
	2008	2007
United States and Puerto Rico	$1,325.6	$1,245.4
Canada	194.7	160.0
Total	$1,520.3	$1,405.4

The Company’s long-lived assets from continuing operations, by geographic region, are comprised of net property and equipment, long-term deferred income taxes and other assets, and are as follows (in millions):

February 2,
2008
United States and Puerto Rico	$443.0
Canada	35.2
Asia	4.3
Total	$482.5

14. QUARTERLY FINANCIAL DATA (UNAUDITED)

In the opinion of management, the unaudited consolidated financial statements presented below contain all material adjustments, consisting of normal recurring accruals, necessary to present fairly the Company’s financial position and results of operations and have been prepared in a manner consistent with the audited financial statements contained herein. Due to the seasonal nature of the Company’s business, the results of operations in any given interim period are not indicative of operating results for a full fiscal year.

The following tables reflect the quarterly consolidated statements of income for the periods indicated (unaudited):

	Fiscal Year Ended February 2, 2008
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)
Net sales	$355,995	$290,498	$430,572	$443,264
Gross profit	151,974	93,444	172,321	178,403
Selling, general and administrative expenses	107,775	109,219	131,004	131,144
Asset impairment charges	—	635	947	14,983
Other costs	—	—	—	5,870
Depreciation and amortization	14,597	15,154	17,063	18,512
Income (loss) from continuing operations before income taxes	30,602	(31,136)	22,511	6,896
Provision (benefit) for income taxes	11,533	(11,330)	7,586	11,124
Income (loss) from continuing operations	19,069	(19,806)	14,925	(4,228)
(Loss) from discontinued operations, net of taxes	(4,355)	(8,285)	(2,622)	(54,265)
Net income (loss)	14,714	(28,091)	12,303	(58,493)
Basic earnings (loss) per share amounts
Income (loss) from continuing operations	$0.66	$(0.68)	$0.51	$(0.15)
(Loss) from discontinued operations	(0.15)	(0.28)	(0.09)	(1.86)
Net income (loss)	0.51	(0.97)	0.42	(2.01)
Basic weighted average common share outstanding	29,084	29,084	29,084	29,107
Diluted earnings (loss) per share amounts
Income (loss) from continuing operations	$0.64	$(0.68)	$0.51	$(0.15)
(Loss) from discontinued operations	(0.15)	(0.28)	(0.09)	(1.86)
Net income (loss)	0.49	(0.97)	0.42	(2.01)
Diluted weighted average common share outstanding	30,002	29,084	29,359	29,107

(1)                                  Significant items impacting the fourth quarter of fiscal 2007 include: (a) $14.8 million in asset impairment charges related to our decision to cease construction of our Emerson Lane administrative office building; (b) $5.9 million in other costs related to the Emerson Lane administrative office lease; and (c) $54.3 million loss from discontinued operations, net of taxes, which was comprised of: (i) $80.3 million, before income taxes, in asset impairment charges related to our decision to exit the Disney Store business; and (ii) $6.1 million, before income taxes, in costs associated primarily with the cancellation of the Disney Store remodeling program.

	Fiscal Year Ended February 3, 2007
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter (1)
Net sales	$322,011	$269,390	$397,238	$416,790
Gross profit	136,071	96,289	185,749	192,335
Selling, general and administrative expenses	92,556	99,508	114,209	129,485
Asset impairment charges	—	—	417	1
Other costs	—	—	—	—
Depreciation and amortization	13,168	14,293	14,133	16,370
Income (loss) from continuing operations before income taxes	30,886	(17,020)	57,425	47,720
Provision (benefit) for income taxes	11,926	(5,886)	20,836	7,864
Income (loss) from continuing operations	18,960	(11,134)	36,589	39,856
(Loss) from discontinued operations, net of taxes	(4,240)	(2,385)	4,939	4,805
Net income (loss)	14,720	(13,519)	41,528	44,661
Basic earnings (loss) per share amounts
Income (loss) from continuing operations	$0.67	$(0.39)	$1.26	$1.37
(Loss) from discontinued operations	(0.15)	(0.08)	0.17	0.17
Net income (loss)	0.52	(0.47)	1.43	1.54
Basic weighted average common share outstanding	28,242	28,899	29,074	29,084
Diluted earnings (loss) per share amounts
Income (loss) from continuing operations	$0.64	$(0.39)	$1.22	$1.32
(Loss) from discontinued operations	(0.14)	(0.08)	0.16	0.16
Net income (loss)	0.50	(0.47)	1.38	1.48
Diluted weighted average common share outstanding	29,503	28,899	30,061	30,096

15. RELATED PARTY TRANSACTIONS

Merchandise for Re-Sale

During fiscal 2007and 2006, the Company purchased approximately $6.3 million and $3.2 million, respectively, of footwear from Nina Footwear Corporation. Stanley Silverstein, who is a member of the Board and the father-in-law of Ezra Dabah, who is also a member of the Board and was the former CEO, owns Nina Footwear Corporation with his brother.

Employment of Family Members

Ezra Dabah, was the CEO of the Company until his resignation on September 24, 2007 and is a current director on our Board of Directors. He is also the son-in-law of Stanley Silverstein, a member of the Board of Directors. Nina Miner, who is Mr. Silverstein’s daughter and Mr. Dabah’s sister-in-law, is employed by the Company and serves as Chief Creative Design Director for The Children’s Place business.

Jason Yagoda, Mr. Dabah’s son-in-law and the husband of Mr. Silverstein’s granddaughter, was employed as Vice President, Marketing, Disney Store and left the employ of the Company effective January 19, 2007. The aggregate compensation paid to Mr. Dabah’s relatives, including Ms. Miner and Mr. Yagoda, employed by the Company is as follows (in thousands, except share amounts):

Fiscal year ended:	Cash Compensation(2)	Stock Options	Performance Shares(3)
February 2, 2008	$653	—	—
February 3, 2007(1)	1,583	—	79,019

(1)

Reflects the aggregate compensation to Mr. Dabah’s immediate family members, as defined in Item 404(a) of the Exchange Act. During fiscal 2007, one immediate family member was employed by the Company and during fiscal 2006, there were two immediate family members employed by the Company.

(2)	Cash compensation in fiscal 2006 includes a housing allowance for Mr. Yagoda.

(3)

The 22,521 performance shares awarded to Mr. Yagoda in fiscal 2006 were forfeited upon his departure from the Company. The remainder of the Performance Shares awarded in fiscal 2006 was forfeited when it was determined that the performance criteria would not be achieved.